As filed with the Securities and Exchange Commission on	Registration No. 0001576575

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GAMING ENTERTAINMENT INTERNATIONAL, INC.

Nevada	721120	46-1738980
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

11700 W. Charleston Blvd

Suite 170-170

Las Vegas, NV 89135

Phone: (702) 755-3745

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive Offices)

Infinity International Holdings

9775 S. Maryland Pkwy Ste F #120

Las Vegas, NV89183

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all communication to:

Ms. Diane Dalmy, Attorney at Law,

2000 East 12th Avenue

Suite 32/10B

Denver, Colorado80206

Telephone: 303-985-9324

Facsimile 303-988-6954

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,”“accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filed ☐

Non-accelerated filed ☐ Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall there after become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum offering Price per unit (1)	Proposed Maximum Aggregate offering Price	Amount of Registration Fee
Common Stock, par value $.001	5,000,000	$3.00	$15,000,000	$ 2,100.00(2)

(1) There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

EXPLANATORY NOTE

This registration statement and the prospectus therein covers the registration of 5,000,000 shares of common stock offered by the Company.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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PROSPECTUS	Subject to Completion, Dated June 12, 2013

GAMING ENTERTAINMENT INTERNATIONAL INC.
5,000,000 shares of Common Stock offered by the Company at $3.00 per share

This prospectus relates to the offer and sale of 5,000,000 shares of common stock (the “Shares”) of Gaming Entertainment International, Inc.(“Company”), $0.001 par value per share, offered by the Company at a price of $3.00 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor).

The maximum number of Shares that can be sold pursuant to the terms of this offering by the Company is (in aggregate) 5,000,000 shares of Common Stock. Funds received by the Company will be immediately available to the Company to begin the project.

Our officers and directors will market our common stock and offer and sell the securities on our behalf.  Our officers and directors will not receive any compensation for their roles in selling shares in the offering. They will only be soliciting investments into the Company from friends, family and those persons with which they have a prior business relationship and that they reasonably believe would have an interest in investing in the Company.  The officers and directors will distribute to all interested investors a copy of the Company’s prospectus.

Completion of this offering is not subject to a minimum offering amount. The sale of the 5,000,000 shares is intended to be a self-underwritten public offering, with no minimum purchase requirement.  Shares will be offered on a best efforts basis and we do not intend to use an underwriter for this offering.  We have no current arrangements or any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares. However, in the event we can locate and enter into any such arrangement(s), the shares may also be sold through such licensed broker-dealer(s) and/or selling agent(s).

We do not have an arrangement to place the proceeds from this offering in an escrow, trust or similar account, which may represent risks to investors in our stocks. Please refer to Risk Factors for more detailed information. Any funds raised from the offering will be immediately available to the Company for our immediate use.

The offering will terminate twenty-four (24) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the current status and accuracy of this prospectus and to allow the Company to offer and sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission. All costs incurred in the registration of the Shares are being borne by the Company.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

The Company has no current arrangements or any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares.

Assumed Price To Public

Per Common Stock

Share Offered $3.00 per share

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 6.

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Gaming Entertainment International, Inc.

Prospectus dated June 12, 2013

TABLE OF CONTENTS

Prospectus Summary	5
Risk Factors	8
Forward-Looking Statements	16
Determination of Offering Price	16
Use of Proceeds	16
Dividend Policy	16
Dilution	17
Plan of Distribution	17
Description of Securities	18
The Business	20
The Company	22
Plan of Operation	25
Nevada Casinos	25
Mississippi Casino	27
Management's Discussion and Analysis of Financial Condition and Results of Operations	36
Directors, Executive Officers, and Control Persons	38
Executive Compensation	40
Security Ownership of Certain Beneficial Owners and Management	42
Certain Relationships and Related Transactions	42
Legal Matters	43
Experts	43
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	44
Financial Statement	F-1

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PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

History

Gaming Entertainment International Inc. (the “Company”) was incorporated in the state of Nevada on December 28, 2012 for the purpose of acquiring Walley Communications Consulting, Inc (“Walley”), whereby they could pursue their combined business plan of providing gambling and gaming entertainment services. On December 28, 2012, the Company executed a share exchange agreement with Walley, whereby it issued 25,000 common shares for all of Walley’s outstanding stock. As a result, Walley became a wholly owned subsidiary of the Company. Wally was a privately owned company incorporated under the state laws of Mississippi on July 27, 2006. Walley’s operations include providing services to electrical engineers, electrical contractors, cabling contractors, and end users.

The Company is located at 9510 W. Sahara Avenue, Suite 120, Las Vegas, Nevada 89117.

Risks and Uncertainties facing the Company

The Company has a limited operating history and may experience losses in the near term. The Company needs to maintain a steady operating structure, ensuring that expenses are contained such that profits are consistently achieved. In order to expand the Company’s business, the Company would likely require additional financing. As an early-stage company, management of the Company must continually develop and refine its strategies and goals in order to execute the business plan of the Company on a broad scale and expand the business.

One of the biggest challenges facing the Company will be in securing adequate capital to continue to expand its business and build a larger scale and more efficient set of operations. Secondarily, an ongoing challenge remains the maintenance of an efficient operating structure and business model. The Company must keep its expenses and the costs of employees at a minimum in order to generate a profit from the revenues that it receives from its clients. Third, in order to expand, the Company will need to continue implementing effective sales and marketing strategies to reach and forge new business relationships. The Company has devised its initial sales, marketing and advertising strategies, however, the Company will need to continue refinement of these strategies and also skillfully implement these plans in order to achieve ongoing and long-term success in its business. Fourth, the Company must continuously identify, attract, solicit and manage employee talent, which requires the Company to consistently recruit, incent and monitor various employees. High employee turnover or attrition is a significant risk for the Company, as it requires expending substantial resources to locate and train new personnel and also to replace personnel for clients. These tasks require significant time and attention from the Company’s management, and employees may nevertheless become dissatisfied with their respective tenure with the Company.

Due to financial constraints and the early stage of the Company’s life, the Company has to date conducted limited advertising and marketing to reach customers. In addition, the Company has not yet located the sources of funding to develop the Company on a broader scale through acquisitions or other major partnerships. If the Company were unable to locate such financing and/or later develop strong and reliable sources of potential new business relationships and a means to efficiently reach new business partners and customers, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan. Moreover, the above assumes that the Company’s services are consistently met with client satisfaction in the marketplace and exhibit steady success amongst the potential customer base, neither of which is reasonably predictable or guaranteed.

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Trading Market

There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. Substantial fluctuations in our stock price could significantly reduce the price of our stock. See “RISK FACTORS” and “DESCRIPTION OF SECURITIES.”

The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 5,000,000. The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

The Company is offering up to 5,000,000 shares offered at a price of $3.00 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor).

There is no minimum number of shares that must be sold but the Company will use its best efforts to sell the securities offered. The Company will retain the proceeds from the sale of any of the offered shares.

Common stock outstanding before the offering	15,000,000(1)
Common stock for sale by Company	5,000,000
Common stock outstanding after the offering	20,000,000
Offering Price	$3.00 per share
Use of Proceeds:	See “Use of Proceeds” on page 16
Risk Factors:	See “Risk Factors” and the other information in this Prospectus for a discussion of the factors you should consider before deciding to invest in shares of our Common Stock.

(1) Based on number of shares outstanding as of the date of this prospectus.

Summary Financial Information

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

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Gaming Entertainment International, Inc.

Selected Financial Information

				Percent
			Increase/	Increase/
	2012	2011	(Decrease)	(Decrease)
Total Assets	7,791	-	7,791	Over 100%

Total Liabilities	1,463	-	1,463	Over 100%

Total Equity	6,328	-	6,328	Over 100%

Operating Expenses	5,688,976	-	5,688,976	Over 100%

Net Loss	(5,688,976)	-	(5,688,976)	Over 100%

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RISK FACTORS

A purchase of any Shares is an investment in the Company’s common stock and involves a high degree of risk. Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before the purchase of the Shares. If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer. In this case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Shares.

The Company has generated revenues, but limited profits, to date.

The Company has generated limited profits to date. The business model of the Company involves significant costs of services, resulting in a low margin on revenues. Coupling this fact with operating expenses incurred by the Company, the Company has only generated a small amount of total profits in the past. The Company hopes that as its business expands that the scale of the enterprise would result in a higher operating margin and net margin.

No assurance of continued market acceptance.

There is no assurance that the Company’s services or solutions will continued to meet with market acceptance. Moreover, there is no assurance that these services and solutions will continue to have any competitive advantages. Also, there is no assurance that the market reception will be positive.

Our business is sensitive to reductions in discretionary consumer spending.

Our business may be adversely affected by weak economic conditions experienced in the United States as we will be highly dependent on discretionary spending by our guests. We are not able to predict the length or severity of any economic climate. Changes in discretionary consumer spending or consumer preferences brought about by factors such as increased or continuing high unemployment, continuing high energy and automobile fuel prices, perceived or actual deterioration in general economic conditions, the protracted disruption in the housing markets, the availability of credit, perceived or actual decline in disposable consumer income and wealth (including declines resulting from increases in various tax rates) and changes in consumer confidence in the economy may continue to reduce customer demand for the leisure activities we offer and adversely affect our revenues and cash flow.

The acquisition of the property located in Nevada may not be completed and the transaction may have adverse effects on our business.

The acquisition of the property in Nevada may or may not be completed as contemplated for a variety of reasons, including: (1) conditions to the closing of the transaction may not be satisfied; (2) the occurrence of an event, change or other circumstance that could give rise to the termination of the transaction; and (3) other risks to the consummation of the transaction, including the risk that the it would not be consummated within an expected time period or at all. The obligation of each party to consummate a transaction is also conditioned upon the accuracy of the other party’s representations and warranties, the absence of a material adverse effect involving the other party, and the other party having performed in all material respects its obligations under a definitive agreement.

If the jurisdictions in which we operate increase gaming taxes and fees, our results could be adversely affected.

State and local authorities raise a significant amount of revenue through taxes and fees on gaming activities. From time to time, legislators and government officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. Periods of economic downturn and budget deficits, such as are currently being experienced in many states, may intensify such efforts to raise revenues through increases in gaming taxes. If the jurisdictions in which we intend to operate in the future were to increase gaming taxes or fees, depending on the magnitude of the increase and any offsetting factors, our financial condition and results of operations could be materially adversely affected.

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Our business is subject to restrictions and limitations imposed by gaming regulatory authorities that could adversely affect us.

The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The various states and applicable local authorities may require various licenses, findings of suitability, registrations, permits and approvals to be held by us and our subsidiary. The Nevada Gaming Commission may, among other things, limit, condition, suspend, revoke or not renew a license or approval to own the stock of any of our subsidiary for any cause deemed reasonable by such licensing authority. Any required gaming license must be renewed approximately every four years. If we violate gaming laws or regulations, substantial fines could be levied against us, our subsidiaries and the persons involved, and we could be forced to forfeit portions of our assets. The suspension, revocation or non-renewal of any of our licenses or the levy on us of substantial fines or forfeiture of assets could have a material adverse effect on our business, financial condition and results of operations.

We believe will obtain all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the future operation of our gaming activities. However, gaming licenses and related approvals are deemed to be privileges under the laws of all the jurisdictions in which we operate. We cannot assure you that our licenses, permits and approvals will be maintained or extended. We also cannot assure you that any new licenses, permits and approvals that may be required in the future will be granted to us.

Any expansion of our activities could be hindered by delays in obtaining requisite state licenses or the inability to obtain such licenses. No assurance can be given as to the term for which our licenses will be renewed in a particular jurisdiction or as to what license conditions, if any, may be imposed by such jurisdiction in connection with any future renewals. We cannot predict the effects that adoption of and changes in gaming laws, rules and regulations might have on our future operations.

The Gaming Industry May be Adversely Affected by Federal Legislation and Tax Laws

The U.S. Congress passed UIGEA in late 2006, which prohibits any person engaged in the business of betting or wagering from knowingly accepting payments related to unlawful bets or wagers transmitted over the Internet. UIGEA prohibits financial institutions and other payment processors from processing online gaming-related financial transactions. It also expressly requires Internet bets and wagers to comply with the law of the jurisdiction where the wagers are initiated and received. In addition, the U.S. Congress has proposed several bills that would prohibit any person from accepting wagers on amateur sporting events including high school, college and Olympic events.

Pursuant to the Sports Protection Act, which became effective January 1, 1993, the proliferation of legalized sports books and wagering was significantly curtailed. The Sports Protection Act effectively outlawed sports betting nationwide, excluding Nevada and sports lotteries in Oregon, Montana, and Delaware. Thus, sports books and wagering are permitted to continue to operate in Nevada, provided the wager originates in Nevada and is received by a licensed sports book in Nevada. Moreover, the Interstate Wire Act also prohibits those in the business of betting and wagering from utilizing a wire communication facility for the transmission in interstate or foreign commerce of any bets, wagers or information assisting in the placing of such bets and wagers on any sporting event or contest unless such betting or wagering activity is specifically authorized in each jurisdiction involved.

There is no guarantee that the U.S. Congress will not pass a bill which would adversely affect our operations. Additionally, federal and state tax legislation matters, including changes to current law, or new assessments by taxing authorities could also negatively impact our results of operations or financial position.  An Adverse Change Affecting the Gaming Industry, Such as a Change in Gaming Regulations or a Decrease in the Rate of Growth and Popularity of Casino Gaming, Particularly Those Casinos with Race and Sports Wagering, Will Negatively Impact Our Profitability and Our Potential for Growth

Our ability to grow and operate profitably is substantially dependent upon the expansion of the Nevada gaming industry and other factors that are beyond our control. These factors include, among others, the pace of development and expansion, changes in gaming regulations, the continued popularity of casino gaming, particularly those casinos with race and sports wagering, as a leisure activity, etc. An adverse change in any of these economic, political, legal or other factors may negatively impact our results of operations. Additionally, consolidation of existing gaming operations could negatively impact our pricing structure and revenue. The number of visitors to Las Vegas increased 4.3% for the year ended December 31, 2011, and gaming revenues were increased slightly in 2011 compared with 2010 according to the Las Vegas Convention and Visitors Authority.

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Holders of our common stock may be subject to gaming regulatory requirements or could be forced to sell their shares.

Nevada, in which we may operate a gaming facility, has regulations requiring owners of more than a specified percentage of our outstanding stock to notify gaming regulatory authorities, provide information or certifications to those authorities and, in some cases, apply for a finding of suitability or license. The threshold level of ownership for such requirements in some jurisdictions is as low as 5% of our outstanding common stock, although exceptions or reduced requirements may be applicable for timely submissions by holders who generally qualify as “institutional investors” as defined in that jurisdiction and own not more than 10% of our stock. The specific qualifications vary by jurisdiction, but the lack of intent to exercise control over the company or its operations, by itself, is not a sufficient basis for exception or reduced requirements in some jurisdictions.

Owners of sufficient percentages of our common stock who do not or cannot comply with these requirements may be compelled to dispose of their common stock quickly and at a time at which they do not desire to do so. Any such sales by a significant holder of common stock, and the regulatory disincentives to acquire significant ownership positions, could affect the trading price of our common stock.

The concentration and evolution of the slot machine manufacturing industry or other technological conditions could impose additional costs on us.

A substantial majority of our revenue will be attributable to slot machines operated by us at our casino. It is important that, for competitive reasons, we offer the most popular and up-to-date slot machine games with the latest technology to our guests.

In recent years, the prices of new slot machines with additional features have escalated faster than the general rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring participation lease arrangements in order to acquire the machines. Participation slot machine leasing arrangements typically require the payment of a fixed daily rental. Such agreements may also include a percentage payment of coin-in or net win. Generally, a participation lease is substantially more expensive over the long term than the cost to purchase a new machine. For competitive reasons, we may choose to purchase new slot machines or enter into participation lease arrangements that are more expensive than the costs associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participation lease costs, it could hurt our profitability.

We materially rely on a variety of hardware and software products to maximize revenue and efficiency in our operations. Technology in the gaming industry is developing rapidly, and we may need to invest substantial amounts to acquire the most current gaming and hotel technology and equipment in order to remain competitive in the markets in which we operate. Ensuring the successful implementation and maintenance of any new technology acquired is an additional risk.

Any loss from service of our one potential operating facility for any reason could materially adversely affect us.

Our one operating facility in Nevada could be lost from future service due to casualty, mechanical failure, extended or extraordinary maintenance, floods, droughts, hurricanes, earthquakes or other severe weather conditions. The property site in Nevada may experience ongoing geologic instability that will requires periodic maintenance and improvements. A site failure could cause us to limit or cease operations. The loss of an only existing and operating facility from service for any period of time likely would adversely affect our operating results and borrowing capacity in an amount that we are unable to reasonably accurately estimate.

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The Company is an early-stage company with a limited operating history, and as such, any prospective investor may have difficulty in assessing the Company’s profitability or performance.

Because the Company is an early-stage company with a limited operating history, it could be difficult for any investor to assess the performance of the Company or to determine whether the Company will meet its projected business plan. The Company has limited financial results upon which an investor may judge its potential. As a company still in the early stages of its life, the Company may in the future experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early-stage business. An investor will be required to make an investment decision based solely on the Company management’s history, its projected operations in light of the risks, the limited operations and financial results of the Company to date, and any expenses and uncertainties that may be encountered by one engaging in the Company’s industry.

The Company is an early-stage organization and has a correspondingly small financial and accounting organization. Being a public company may strain the Company's resources, divert management’s attention and affect its ability to attract and retain qualified officers and directors.

The Company is an early-stage company with no developed finance and accounting organization and the rigorous demands of being a public company require a structured and developed finance and accounting group. As a reporting company, the Company is already subject to the reporting requirements of the Securities Exchange Act of 1934. However, the requirements of these laws and the rules and regulations promulgated there under entail significant accounting, legal and financial compliance costs which may be prohibitive to the Company as it develops its business plan, services and scope. These costs have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on its personnel, systems and resources.

The Securities Exchange Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the development of the Company's business, financial condition and results of operations.

These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance. If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

The Company is an early-stage company and has little experience in being a public company.

The Company is an early-stage company and as such has little experience in managing a public company. Such lack of experience may result in the Company experiencing difficulty in adequately operating and growing its business. Further, the Company may be hampered by lack of experience in addressing the issues and considerations which are common to growing companies. If the Company’s operating or management abilities consistently perform below expectations, the Company’s business is unlikely to thrive.

The failure or inability to perform under client contracts could result in damage to the Company’s reputation and give rise to legal claims against the Company.

If clients are not satisfied with the level of performance, the reputation of the Company in the industry may suffer, which could have a material adverse effect on the business, financial condition, results of operations, and cash flows of the Company.

Reliance on third party agreements and relationships is necessary for development of the Company's business.

The Company will need strong third party relationships and partnerships in order to develop and grow its business. The Company will be substantially dependent on these strategic partners and third party relationships.

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The Company expects to incur additional expenses and may ultimately never be profitable.

The Company is an early-stage company and has a limited history of its operations. The Company will need to continue generating revenue in order to maintain sustained profitability. Ultimately, in spite of the Company’s best or reasonable efforts, the Company may have difficulty in generating revenues or remaining profitable.

The Company’s officers and directors beneficially own and will continue to own a majority of the Company’s common stock and, as a result, can exercise control over stockholder and corporate actions.

The officers and directors of the Company currently beneficially own approximately 87% of the Company’s outstanding common stock and assuming sale of all the Shares, will own 65%of the Company's then outstanding common stock upon closing of the offering. As such, they will be able to control most matters requiring approval by stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

Executive officers and directors of the Company will retain voting control after the offering, which will allow them to exert substantial influence over major corporate decisions.

The Company anticipates that its executive officers and directors will, in the aggregate, beneficially own approximately 40% of its issued and outstanding capital stock following the completion of this offering, assuming the sale of all Shares hereby offered. Accordingly, the present shareholders, by virtue of their percentage share ownership and certain procedures established by the certificate of incorporation and by-laws of the Company for the election of its directors, may effectively control the board of directors and the policies of the Company. As a result, these stockholders will retain substantial control over matters requiring approval by the Company’s stockholders, such as (without limitation) the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares.

The Company depends on its management team to manage its business effectively.

The Company's future success is dependent in large part upon its ability to understand and develop the business plan and to attract and retain highly skilled management, operational and executive personnel. In particular, due to the relatively early stage of the Company's business, its future success is highly dependent on its officers, to provide the necessary experience and background to execute the Company's business plan. The loss of any officer’s services could impede, particularly initially as the Company builds a record and reputation, its ability to develop its objectives, and as such would negatively impact the Company's possible overall development.

Government regulation could negatively impact the business.

The Company’s business segments may be subject to various government regulations in the jurisdictions in which they operate. Due to the potential wide scope of the Company’s operations, the Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The Company’s operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

There has been no prior public market for the Company’s securities and the lack of such a market may make resale of the stock difficult.

No prior public market has existed for the Company’s securities and the Company cannot assure any investor that a market will develop subsequent to this offering. An investor must be fully aware of the long-term nature of an investment in the Company. The Company intends to apply for quotation of its common stock on the OTC Bulletin Board as soon as possible which may be while this offering is still in process. However, the Company does not

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know if it will be successful in such application, how long such application will take, or, that if successful, that a market for the common stock will ever develop or continue on the OTC Bulletin Board. If for any reason the common stock is not listed on the OTC Bulletin Board or a public trading market does not otherwise develop, investors in the offering may have difficulty selling their common stock should they desire to do so. If the Company is not successful in its application for quotation on the OTC Bulletin Board, it will apply to have its securities quoted by the Pink OTC Markets, Inc., real-time quotation service for over-the-counter equities.

The Company does not intend to pay dividends to its stockholders, so investors will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development. Therefore, investors should not expect the Company to pay dividends in the foreseeable future. As a result, investors will not receive any return on their investment prior to selling their Shares in the Company, if and when a market for such Shares develops. Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any investor. There is a possibility that the Shares could lose all or a significant portion of their value from the initial price paid in this offering.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the Shares commence trading, the trading price of the Company's common stock may be below $3.00 per share. If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $3.00 per share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

The Company's election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparisons of the Company's financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The recently enacted JOBS Act will also allow the Company to postpone the date by which it must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC.

The recently enacted JOBS Act is intended to reduce the regulatory burden on “emerging growth companies. The Company meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

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-be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

-be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

-be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and

-be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

Although the Company is still evaluating the JOBS Act, it currently intends to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. The Company has elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Company's independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of the Company's internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, the Company may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Company. As a result, investor confidence in the Company and the market price of its common stock may be adversely affected.

The Company may face significant competition from companies that serve its industries.

The Company may face competition from other companies that offer similar services. Some of these potential competitors may have longer operating histories, greater brand recognition, larger client bases and significantly greater financial, technical and marketing resources than the Company possesses. These advantages may enable such competitors to respond more quickly to new or emerging trends and changes in customer preferences. These advantages may also allow them to engage in more extensive market research and development, undertake extensive far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners. The Company believes that its current and anticipated solutions are, and will be, sufficiently different from existing competition, and that there is limited to no competition in its local area. However, it is nevertheless possible that potential competitors may have or may rapidly acquire significant market share. Increased competition may result in price reductions, reduced gross margin and loss of market share. The Company may not be able to compete successfully, and competitive pressures may adversely affect its business, results of operations and financial condition.

No formal market survey has been conducted.

No independent marketing survey has been performed to determine the potential demand for the Company’s services over the longer term. The Company has conducted no marketing studies regarding whether its business would continue to be marketable. No assurances can be given that upon marketing, sufficient customer markets and business segments can be developed to sustain the Company's operations on a continued basis.

The Company has authorized the issuance of preferred stock with certain preferences.

The board of directors of the Company is authorized to issue up to 5,000,000 shares of $0.001 par value preferred stock. The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of the Shares. The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock. Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Company. No such preferred shares or preferences have been issued to date, but such shares or preferences may be issued at a later time, subject to the sole discretion of the board of directors.

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The Company does not maintain certain insurance, including errors and omissions and indemnification insurance.

The Company has limited capital and, therefore, does not currently have a policy of insurance against liabilities arising out of the negligence of its officers and directors and/or deficiencies in any of its business operations. Even assuming that the Company obtained insurance, there is no assurance that such insurance coverage would be adequate to satisfy any potential claims made against the Company, its officers and directors, or its business operations. Any such liability which might arise could be substantial and may exceed the assets of the Company. The certificate of incorporation and by-laws of the Company provide for indemnification of officers and directors to the fullest extent permitted under Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, it is the opinion of the Securities and Exchange Commission that such indemnification is against public policy, as expressed in the Act, and is therefore, unenforceable.

Intellectual property and/or trade secret protection may be inadequate.

The Company has not applied for any intellectual property or trade secret protection on any aspects of its business. The Company has no current plans on attempting to obtain patents, copyright, trademarks and/or service marks on any of its solutions and services. There can be no assurance that the Company can obtain effective protection against unauthorized duplication or the introduction of substantially similar solutions and services.

The Company is subject to the potential factors of market and customer changes.

The business of the Company is susceptible to rapidly changing preferences of the marketplace and its customers. The needs of customers are subject to constant change. Although the Company intends to continue to develop and improve its services to meet changing customer needs of the marketplace, there can be no assurance that funds for such expenditures will be available or that the Company's competition will not develop similar or superior capabilities or that the Company will be successful in its internal efforts. The future success of the Company will depend in part on its ability to respond effectively to rapidly changing trends, industry standards and customer requirements by adapting and improving the features and functions of its services.

The offering price of the Shares has been arbitrarily determined by the Company and such offering should not be used by an investor as an indicator of the fair market value of the Shares.

Currently there is no public market for the Company’s common stock. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. Thus an investor should be aware that the offering price does not reflect the fair market price of the Shares.

Our management has broad discretion over the use of proceeds from this Offering, and the failure of management to apply these funds effectively could seriously harm our business.

Our management will have broad discretion as to how we spend the proceeds from this Offering, and stockholders may not agree with how we use the proceeds. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. We may not be successful in using the proceeds from this Offering in ways that will yield favorable operating results.

The Company may complete a primary public offering (or private placement) for Shares in parallel with or immediately following this offering.

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The Company may conduct a primary public offering (or private placement) for Shares to raise proceeds for the Company. Such an offering may be conducted in parallel with or immediately following this offering. Sales of additional Shares will dilute the percentage ownership of shareholders in the Company.

Outstanding promissory notes and warrants may dilute the ownership of the holders of the Shares.

There are several promissory notes that are outstanding, and these notes may be converted into shares of common stock in the Company pursuant to the exercise of warrants issued with these notes. In addition, the Company has issued warrants that can be exercised for shares of common stock. Conversion of existing promissory notes and/or exercise of warrants into shares of common stock may dilute purchasers of the Shares hereunder.

As We Do Not Have An Escrow Or Trust Account For Investor’s Subscriptions, If We File For Or Are Forced Into Bankruptcy Protection, Investor’s Will Lose Their Entire Investment

Invested funds for this offering will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection, or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. As such, you will lose your investment and your funds will be used to pay creditors. Also, the company will have immediate access to the funds invested.

Forward-Looking Statements

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate. The Company’s businesses can be affected by, without limitation, such things as natural disasters, economic trends, international strife or upheavals, consumer demand patterns, labor relations, existing and new competition, consolidation, and growth patterns within the industries in which the Company competes and any deterioration in the economy may individually or in combination impact future results.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the price at which the Shares are being offered has been arbitrarily determined by the Company. This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company but represents solely the arbitrary opinion of management of the Company.

USE OF PROCEEDS

Selling all of the Shares in the offering will result in $15,000,000 in gross proceeds to Gaming Entertainment International, less estimated costs of $36,350 associated with this offering consisting of Transfer Agent Fees of $1,750, Edgarization fees of $2,500, Accounting Fees and Expenses of $15,000, Legal Fees and Expenses of $15,000, and registration fees of $2,100. After deducting these estimated costs, the Company will receive a total of $14,963,650 if all of the Shares are sold in this offering.

We intend to use the proceeds to commence our business operations and other general working capital and expenses incurred relating to this registration statement. The funds will be made immediately available to the Company and used at management’s discretion to build the business. Subscription agreements and monies paid are irrevocable and funds will only be returned upon rejection of the subscription by the Company. We expect to disburse the proceeds from this offering in the priority set forth in our Plan of Operations.

DIVIDEND POLICY

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The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

DILUTION

Upon purchasing share in this offering, you will experience immediate and substantial dilution.

“Dilution” represents the difference between the offering price of the shares of Common Stock and the net book value per share of Common Stock immediately after completion of the offering. “Net Book Value” is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low book value of Gaming Entertainments International Inc’s issued and outstanding stock. This is due in part because of the Common Stock issued to the Company’s officers, directors, and employees totaling 13,556,500 shares at par value $0.001 per share versus the current offering price of $3.00 per share. The Company’s net book value on December 31, 2012 was $0.005. Assuming all 5,000,000 shares offered are sold, and in effect the Company receives the maximum estimated proceeds of this offering from shareholders, the Company’s net book value will be approximately $0.75 per share. Therefore, any investor will incur an immediate and substantial dilution of approximately $(0.745) per share while the Company’s present stockholders will receive an increase of $0.745 per share in the net tangible book value of the shares that they hold. This will result in a 99% dilution for purchasers of stock in this offering.

This table represents a comparison of the prices paid by purchasers of the Common Stock in this offering and the individual who received shares in the Company previously:	Maximum
Offering

Book Value Per Share Before the Offering	$0.005

Book Value Per Share After the Offering	$0.75

Net Increase to Original Shareholders	$0.745

Decrease in Investment to New Shareholders	$(0.745)

Dilution to New Shareholders (%)	99%

PLAN OF DISTRIBUTION

This is a self-underwritten (“best-efforts”) offering.  This Prospectus is part of a registration statement that permits our officers and directors to sell the shares being offered by the Company directly to the public, with no commission or other remuneration payable to them for any shares they may sell.  There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  Our officers and directors will sell the shares and intends to offer them to friends, family members and business acquaintances.  In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Act of 1934.  The officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer.

1. Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation, and,

2. Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities, and

3. Our officers and directors are not, nor will be at the time of their participation in the offering, an associated person of a broker-dealer; and

4. Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or are intended to primarily perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or has been an associated person of a broker or dealer, within the preceding twelve months, and (C) has not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

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We have no current arrangements or any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares. However, in the event we can locate and enter into any such arrangement(s), the shares may also be sold through such licensed broker-dealer(s) and/or selling agent(s).

Our officers and directors do not intend to purchase any shares in this offering.

The offering will conclude when all 5,000,000 shares of common stock have been sold, or 24 months after this registration statement becomes effective with the Securities and Exchange Commission. We may at our discretion extend the offering for an additional 90 days. Further, the Company will may offer its shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from the Company and/or the purchasers of the shares for whom they may act as agents.

In addition and without limiting the foregoing, the Company will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

We will pay all expenses incidental to the registration of the shares (including registration pursuant to the securities laws of certain states).

Pursuant to the provisions of Rule 3a4-1 of the Securities Exchange Act of 1934, none of the officers or directors offering the Shares is considered to be a broker of such securities as (i) no officer or director is subject to any statutory disqualification,(ii) no officer or director is nor will be compensated by commissions for sales of the securities, (iii)no officer or director is associated with a broker or dealer, (iv) all officers and directors are primarily employed on behalf of the Company in substantial duties and (v) no officer or director participates in offering and selling securities more than once every 12 months.

The offering will terminate 24 months following the date of the initial effectiveness of the registration statement to which this prospectus relates, unless earlier closed.

Re-sales of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon re-sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Re-sales of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker).The re-sale of such Shares may be subject to the holding period and other requirements of Rule 144 of the General Rules and Regulations of the Securities and Exchange Commission.

DESCRIPTION OF SECURITIES

Capitalization

The Company is authorized to issue 20,000,000 shares of common stock, par value $0.001, of which 15,000,000 shares are outstanding as of the date of the registration statement, of which this prospectus is a part. The Company is also authorized to issue 5,000,000 shares of preferred stock, par value $0.001, of which no shares were outstanding as of the date of the registration statement, of which this prospectus is a part.

The following statements relating to the capital stock set forth the material terms of the securities of the Company, however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by

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reference to, the certificate of incorporation and the by-laws, copies of which are filed as exhibits to this registration statement.

Common Stock

The Company is registering up to 5,000,000 shares of common stock for sale to the public at a price of $3.00 per Share. The Company is directly offering the Shares for sale.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors. The board of directors may fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders of the Company, except that no holder of preferred stock shall have preemptive rights. Any shares of preferred stock so issued would typically have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

At present, the Company has no plans to issue any preferred stock or adopt any series, preferences or other classification of preferred stock. The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.

Although the Company’s board of directors is required to make any determination to issue such preferred stock based on its judgment as to the best interests of the stockholders of the Company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.

Admission to Quotation on the OTC Bulletin Board

If the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2)securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. In addition, the Company must make available adequate current public information as required by applicable rules and regulations.

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In certain cases the Company may elect to have its securities initially quoted in the OTC Markets. In general there is greater liquidity for traded securities on the OTC Bulletin Board, and less through quotation on the OTC Markets. It is not possible to predict where, if at all, the securities of the Company will be traded following the effectiveness of this registration statement.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $1.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $1.00 per share or greater.

Dividends

The Company has not paid any dividends to date. The Company intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends in the foreseeable future.

THE BUSINESS

Background

Before the recession, the global gaming industry was setting growth records. From 2004 to 2008, gross gaming revenues increased 24% to US$358.0 billion. But the recession and the weakness of the recovery in many countries has slowed or stopped the growth of most gaming markets. In the US in particular, despite expansion of regional markets nationwide, gross casino gaming revenues grew by only 1%, to US$31.0 billion, from 2009 to 2010. A notable exception is Macau, the world’s fastest-growing market, whose revenues rose 58% in 2010, to a record US$23.4 billion from US$14.9 billion in 2009, and which is expected to sustain double-digit growth in the coming years. If the recovery strengthens, the growth of the global gaming market could resume, particularly on the shoulders of online gaming. Although online gaming now accounts for only a small share of the total worldwide market, it has proven to be one of the fastest-growing sectors over the past several years. According to the Remote Gaming Association, worldwide online gross gaming revenues approached US$30.0 billion in 2010, representing growth of nearly 13% over 2009. Although the US has yet to pass federal legislation legalizing online gaming, regulatory enhancements worldwide have the potential to further broaden the online gaming market overall. United States (US): During the past 20 years, gaming in the US, as well as around the world, has undergone a remarkable period of growth and transformation. The recession that began in late 2007 continued to make 2010 a challenging year for the US gaming industry, and the industry attributed its declining revenues to significant reductions in customers’ discretionary spending. Nationwide, gross gaming revenues rose to US$31.0 billion in 2010, a 1% increase over 2009.

Las Vegas

The birthplace of legalized gambling in the US, Las Vegas has served as the benchmark for other jurisdictions that have attempted to capture the entertainment value that Las Vegas consistently offers. From the Golden Nugget to

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Wynn Las Vegas, Las Vegas remains the major player in the US hotel-based casino gambling market. The gaming revenues of the Las Vegas Strip were approximately US$5.8 billion in 2010, an increase of 4% from 2009. Nevada statewide gaming revenues were US$10.4 billion, an increase of 0.1% compared with 2009. Atlantic City from the opening of Resorts Hotel and Casino in 1978, to the opening of the Borgata in 2003, gaming in New Jersey expanded, taking advantage of the demand for casino-style gambling on the East Coast. More recently, the market has been in decline, with gaming revenues for 2010 dropping to US$3.6 billion a 10% decrease against 2009. Although less than the 2009 decline of 13%. The 2010 drop is larger than that of 2008 at 8%. The downward spiral started with the economic recession, which shelved many projects and stalled renovations at existing casinos. Atlantic City has been facing increased competition from Pennsylvania and several other Northeastern states. It is also contending with the uncertainty about the potential impact on tourism traffic after the Casino Reinvestment Development Authority assumed responsibility for the development of a new state-run tourism district.

Regional markets Until 1989, Nevada and Atlantic City offered the only casino gambling options, but today there are 422 casinos on Indian reservations, 50 riverboats operating in six states (Illinois, Iowa, Indiana, Louisiana, Mississippi and Missouri) and land-based casino operations in 11 states (Colorado, Indiana, Iowa, Kansas, Louisiana, Michigan, Mississippi, Nevada, New Jersey, Pennsylvania and South Dakota). In addition to the impact of the economic downturn that has affected all markets; regional markets face some unique challenges. Some operators have had to contend with increased local competition as jurisdictions open new markets and grant more licenses in efforts to generate increased tax revenue. Riverboat and dockside operators faced record flooding along the Mississippi in mid-2011 with limitations on access to many sites, and dozens of property closures resulting in millions in lost revenue.

On the other hand, some markets, especially those where legislation has been adopted to allow gaming in virgin territory, have boomed. In particular, with the opening of one new casino in 2010, Pennsylvania saw a 27% increase in gaming revenues over 2009 to US$2.5 billion as its market continued to grow and expand. Ten casinos are currently in operation, as are six racinos (slot machines only) and four land-based casinos. The growth through 2012 in Pennsylvania has pushed the region into becoming the second-largest gaming market in the United States. Other jurisdictions that have recently expanded legalized gaming, or are considering doing so, include Illinois, Ohio and Rhode Island. Online gaming, in contrast with its expansion in international markets, particularly in Europe, the future of online gaming in the US is characterized by regulatory uncertainty. With the burgeoning popularity of free-play online poker, and the demonstrable success of legalization overseas, some members of Congress may pass Online Gaming Regulations.

US Casino market from 2006 to 2014

Casino gaming market (US$ millions)
United States	2006	2007	2008	2009	2010	2011	2012	2013	2014
Nevada	12,783	13,017	11,599	10,393	10,405	10,700	11,135	11,652	12,290
Atlantic City	5,218	4,920	4,545	3,943	3,565	3,300	3,080	2,945	2,870
Tribal casinos	24,889	26,143	26,739	26,482	26,503	27,500	28,800	30,200	31,750
Regional casinos	14,580	16,360	16,550	16,550	17,015	18,000	19,300	20,700	22,200
Casino gaming total	57,470	60,440	59,433	57,368	57,488	59,500	62,315	65,497	69,110
Casino gaming market growth (%)
United States	2006	2007	2008	2009	2010	2011	2012	2013	2014
Nevada	8.4	1.8	–10.9	–10.4	0.1	2.8	4.1	4.6	5.5
Atlantic City	4	–5.7	–7.6	–13.2	–9.6	–7.4	–6.7	–4.4	–2.5
Tribal casinos	10.6	5	2.3	–1.0	0.1	3.8	4.7	4.9	5.1
Regional casinos	6.4	12.2	1.2	0	2.8	5.8	7.2	7.3	7.2
Casino gaming total	8.4	5.2	–1.7	–3.5	0.2	3.5	4.7	5.1	5.5

Sources: American Gaming Association, National Indian Gaming Commission, Nevada Gaming Commission, New Jersey

Casino Control Commission, PricewaterhouseCoopers LLP, Wilkofsky, Gruen Associates, Ernst & Young.

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The Company

The Company and its subsidiary Walley Communications Consulting, Inc and the management team have an extensive experience in the hospitality and gaming industry from the technologies stand point as well as complete project development. Walley Communications, Inc is dedicated to network infrastructures installations, services, design and training namely in the gaming industry. They team will play an important role in Gaming project that the Company is involved and mainly in the development of its Internet Gaming Platform. The Company will acquire and develop new Hospitality and Gaming projects with new innovative approaches to targeting market segments that are barely touched at this time by the industry.

Acquisitions

While the U.S. economy is finally showing positive results with some signs that growth is returning, it is expected that gaming and hotel revenues will begin to return to previous levels in the gaming and hospitality market. The casinos we are considering for acquisition are on the outskirts of town where there should be additional housing development over the next 2 to 3 years. This will markedly increase the visit volume of the local population and the local clientele to these casinos.

Regulation and Licensing in Nevada

The ownership and operation of gaming facilities in Nevada are subject to extensive state and local regulation. Our gaming operations are subject to the Nevada Gaming Control Act and its regulations (hereinafter collectively referred to as the “Nevada Act”) and various local regulations. Our gaming operations are also subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Commission”), the State Gaming Control Board (the “Board”), various county commissions (gaming, liquor, health, etc.), and other local jurisdictions. These regulatory agencies are hereinafter collectively referred to as the “Nevada Gaming Authorities.” The laws, regulations and supervisory procedures of the Nevada Gaming Authorities have their genesis in various declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) the creation of a source of state and local revenues though taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations. Gaming licenses require the periodic payment of fees and taxes and periodic reviews by the gaming authorities. Furthermore, gaming licenses are not transferable.

We will be registered in Nevada as a publicly traded corporation and, as such, will be required to submit, on a periodic basis, detailed financial and operating reports to the Commission. Additionally, we may be required to furnish any other information requested by the Commission. No person may become a stockholder of, or receive any percentage of profits from us or our subsidiary (as a non-public entity) without first obtaining licenses and approvals from the appropriate Nevada Gaming Authorities. We have received from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship, or involvement with us in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in the gaming activities may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an

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application of licensing for any cause deemed reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or a finding of suitability must pay all of the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities. In addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities also have jurisdiction to disapprove a change in a corporate position. Our current officers and directors and those of our subsidiaries have been found suitable by the Nevada Gaming Authorities.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever all relationships with such a person. Additionally, the Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

If it were determined that we or our subsidiary violated the Nevada Act, any gaming license or registration held by us could be limited, conditioned, suspended or revoked. At the discretion of the Commission, we and any person involved could be subject to substantial fines for each separate violation of the Nevada Act. Furthermore, a supervisor could be appointed by the Commission to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor’s appointment (except for the reasonable rental value of our gaming properties) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could, and certainly the revocation of any gaming license would, materially adversely affect the results of our operations.

A beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of our voting securities determined if the Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting such an investigation. If the applicant is an executive officer or director of the Company, it is our policy to pay for these expenses.

The Nevada Act requires any person who acquires more than 5% of our voting securities to report the acquisition to the Commission. The Nevada Act requires that beneficial owners of more than 10% of our voting securities apply to the Commission for a finding of suitability within 30 days after the chairman of the board mails written notice requiring such a filing. Under certain circumstances, an “institutional investor,” as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of our voting securities may apply to the Commission for a waiver of such a finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold the voting securities for investment purposes only unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or any of our gaming affiliates, or any other action which the Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Commission may determine to be consistent with such investment intent. If the Commission grants a waiver to an “institutional investor,” the waiver does not include a waiver or exemption from the requirement for prior approval to “acquire control” of a registered corporation. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of its beneficial owners. The applicant is required to pay all costs of investigation. If the applicant is an executive officer or director of the Company, our policy is to pay for those expenses.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Commission, or the chairman of the board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owners. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a registered

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corporation beyond such period of time as may be prescribed by the Commission may be guilty of a criminal offense. We would be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or our subsidiaries, we (i) pay that person any dividend or interest on our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value. Any person required by the Commission to be found suitable but who is found unsuitable shall be guilty of a criminal offense if he holds, directly or indirectly, the beneficial ownership of the voting or debt securities beyond the time prescribed by the Commission.

We are required to maintain a current stock ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such a disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Commission has not imposed such a requirement on us.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defensive tactics affecting Nevada gaming licenses and registered corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by our management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by a registered company’s board of directors in response to a tender offer made directly to the registered company’s stockholders for the purposes of acquiring control of the registered company.

License fees and taxes, computed in various ways depending upon the type of gaming activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensees’ respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly, semi-annually or annually and are based upon either: (i) a percentage of gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of games operated. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer’s or distributor’s license, also pay certain fees and taxes to the State of Nevada.

Any person who is licensed, required to be licensed, registered, or required to be registered, or is under common control with such person (hereinafter collectively referred to as “licensees”) and who proposes to become involved in a gaming venture outside the State of Nevada is required to deposit with the Board, and thereafter maintain, a revolving fund to pay the expenses of investigation by the Board of his or her participation in such foreign gaming. We have filed the appropriate foreign gaming reports and have established the required revolving fund, if required. The revolving fund is subject to increase or decrease at the discretion of the Commission. Thereafter, such licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operations, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of

Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the basis of personal unsuitability. Recent changes in the Nevada Gaming Control Act would allow us to seek a determination of suitability of any associate or activity associated with the foreign gaming opportunity prior to engaging in that activity.

Pursuant to the Professional and Amateur Sports Protection Act (the “Sports Protection Act”), which became effective January 1, 1993, the proliferation of legalized sports books and wagering was significantly curtailed. The

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Sports Protection Act effectively outlawed sports betting nationwide, excluding Nevada and sports lotteries in Oregon, Montana, and Delaware. Thus, sports books and wagering are permitted to continue to operate in Nevada, provided the wager originates in Nevada and is received by a licensed sports book in Nevada. Moreover, the Interstate Wire Act also prohibits those in the business of betting and wagering from utilizing a wire communication facility for the transmission in interstate or foreign commerce of any bets, wagers or information assisting in the placing of such bets and wagers on any sporting event or contest unless such betting or wagering activity is specifically authorized in each jurisdiction involved.

On October 13, 2006, the United States Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) was enacted. UIGEA prohibits any person engaged in the business of betting or wagering from knowingly accepting payments related to unlawful bets or wagers transmitted over the Internet. UIGEA instructs the U.S. Treasury Department and Federal Reserve to impose new obligations upon financial institutions and other payment processors to establish procedures designed to block online gaming-related financial transactions. It also expressly requires Internet bets and wagers to comply with the law of the jurisdiction where the wagers are initiated and received.

PLAN OF OPERATION

Business Plan

The Company business plan is to acquire and/or develop and then operate Hotel/Casinos in Nevada, Mississippi and Oklahoma. The company has targeted an acquisition to be completed in the fourth quarter of 2013 in Nevada.

Nevada Acquisition

A 7.5 acre well maintained development consisting of a 100 room Hotel, landscaped pool area, meeting space, 8,800 sq ft restaurant and sports bar. The sports bar includes 15 slots (with a transferable restricted license), pool tables, shuffleboard, two dart machines, various video games, and two short bowling lanes. There is an existing 25,000 sq ft building shell with an approximately 15’ x 15’ electrical room housing power panels to be used for the empty building. The structure also has a 2,500 sq ft mezzanine that can be used for office space if needed. The development also includes two touch-less automatic car wash bays and seven hand wash bays totaling 5,400 sq ft. In addition there is a 170 space RV Park consisting of 12.43 acres.

Required Investment

Purchase	$5.9 Million
Construction	$1.4 Million
Soft Cost	$0.3 Million
Reserve & Cage Money	$0.4 Million

*Total $8 Million

*Note: Total does not include the unrestricted gaming license application that could cost up to $1 million dollars. That final cost will be based on the number of slot machines installed and the number of table games licensed.

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Use Of Funds

ITEM	2013	2014		2015

Funding	$ 7,392,000	$ 608,000		$ -
Net Existing Property Income (Less All Operating Expense & Payroll)	821,000	821,000		821,000
Net Casino Income (Less All Operating Expense & Payroll)		700,000		1,700,000

Total Available Funds	$ 8,213,000	$ 2,129,000		2,521,000

Purchase	$ 5,900,000	$ -		$ -
Construction:
Site Work/Demolation/Landscaping	88,000	-		-
Professional Fees (A, E & ID)	175,000	25,000		-
Master Planning/Zoning(A, E & ID)	20,000	-		-
Permits/License/Fees /Approvals	25,000	-		-
Construction:	300,000	500,000		-
FF&E	50,000	200,000		-
Gaming Equipment & Systems & Operations (504 MM Lease)	20,000	215,000		-
Temporary Facilities	30,000	10,000		-
Temporary Utilities	12,000	6,000		-
Professional Fees (Legal/Accounting)	12,000	8,000		-
Marketing Pre Opening & Casino	10,000	20,000		16,000
Cage Reserve	100,000	250,000		-
Interest Reserve & Working Capital	500,000	500,000		400,000
Hotell & Restaurant Renovations	150,000	50,000		-
Gaming License		250,000		75,000
Total Expenses	$ 7,392,000	$ 2,034,000		$ 491,000

Property Current Net Revenue
Hotel (90 Rooms 75% Occupancy less 30% Expense)		$ 618,775	(1)
Slots (15 Units Revenue 520,694 Less 413,852 Expenses/Payouts/Tax/Etc)		106,842	(1)
Car Wash		2,164	(1)
Restaurant & Bar		(87,260)	(1)
RV Park		181,453	(1)

Net Total		$ 821,974

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Proposed Casino Revenue

Project anticipates 300 slots to be used in the 25,000 sq ft facility. The building is currently a shell and will need all systems as well as finished construction. Parking will have to be evaluated and the car wash can be removed to accommodate additional spaces. The following is a projection based on reported slot revenues for the area from the Nevada State Gaming Control Board.

Existing total slots in 11 locations that are located within 30 miles of our target acquisition = 2,078

$49,111,000 (slot wins) divided by 2,078 = $23,633.78 /slot rev per machine annually

$23,633.78 divided by 365 days = $64.75 WPD/per slot machine

Proposed slot count and earnings for project using above averages

300 slots x $64.75 = $19,425 x 365 days = $7,090,125/yr

$7,090,125 x 30% = $2,127,030.50 (income per year)

$2,127,030.5 – 20% operating expense ($425,406.1) = $1,701,624.40 Net revenue per year

Total Projected Net Annual Revenue

Current Net Revenue	$ 821,974

(Hotel, Rest/Bar, Car Wash & RV Park)

Casino (Projected)	1,701,624

Total	2,523,598

Less: Annual EB5 Interest Payment	(400,000)

Projected Net Earnings/ Year	$ 2,123,598

(1)	Note: Net earnings based on actual P&L statements provided by seller’s controller.

New Development of Bateau Cove Casino/Hotel

The Bateau Cove Development will be located in Mississippi and designed to be a leisure destination point. A casino will be part of the experience and will be approx. 70,000 sq ft of innovative and cutting edge gaming, two restaurants, one buffet, 2 bars, specialty retail and entertainment. The casino floor will have approx. 850 to 1,200 slots and 35 table games. A lounge with mobile gaming devices would also be provided for VIP guest. An attached boardwalk will provide access to shopping, outdoor dining, conservatory and marina. In addition there would be a 105 room hotel with 5 VIP suites, wedding chapel and banquet/special events services. A parking garage and some surface parking will be constructed to service the complex. When fully operational the facility should generate approx. 1,000 full time positions.

Marketing Strategy

The hospitality market has evolved to a new model. Casino gaming facilities no longer utilize amenities as free perks for gamblers but rather they have shifted these amenities as a revenue stream and draw. This diversification of revenue potential allows for no single point of dependence for success. Bateau Cove will use the following strategy as the framework for a diverse destination facility.

Casino Promotions:

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Geographic location criteria will be used for target mailing and promotional offers to guest on a regular schedule to establish loyalty. The direct mail strategy is comprised of the following regularly scheduled mail pieces:

➢	Active Newsletter: Reward active players and drive incremental trips

➢	New Member Mailer: Reward players for joining the Player’s Club and incite them to return

➢	Reactivation Mailer: Reward players for making a return trip after 4 - 12 months of inactivity and incite them to return

➢	Birthday Mailer: Build loyalty

➢	VIP Advantage Mailer: Reward loyalty, drive VIP segment to player’s events, and increase trip frequency

➢	VIP Elite Mailer: Reward loyalty, drive VIP segment to player’s events, to increase trip frequency.

➢	Strategic live entertainment will also be used for special events in conjunction with the hiring of promoters that can bring junkets from the Texas, Tennessee and Georgia markets.

➢	Tourist mid week vacation packages to take advantage of local golf and fishing excursions.

➢	Wedding packages utilizing an on property chapel combined with various activities and experiences.

Strategic Alliances:

➢	A joint venture with the Mississippi horticultural society would be negotiated for the maintenance of a conservatory garden which would be pursued to further attract tourist to the property.

➢	Negotiated partnerships with key retail conglomerates to serve as anchors to the retail venues will incentivize patrons to also frequent the casino.

➢	Current negotiations include Premier Fishing and Hunting retail store. The facility would be a 165,000 sq ft 2 story building attached to the casino which would allow passage into the public spaces as well as the casino floor. It would also have a major boating department that includes trial boats and yachts on the marina. Percentages of retail revenue would be paid to the casino as well as other exchanges and incentives.

➢	Celebrity Chef Restaurants will be part of the boardwalk dining experience. The partners of Bateau Cove have over the years established relationships with various US chefs. Negotiations for a small variety of restaurateurs will be finalized and implemented.

➢	In addition to celebrity chefs, Bateau Cove will seek to find a craft beer brewer to establish a small pub and brewery as part of the boardwalk.

➢	The selected city has available state funds to develop a marina and is willing to partner as a non-gaming participant. City incentives could total over $20 Million Dollars and will be detailed as part of the total development.

Entertainment:

➢	Tethered Balloon Ride will provide a unique experience as well as generate revenues.

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➢	Zip Line Rides will be another form of entertainment that will provide a unique experience for locals and visitors and generate revenue.

➢	Paddle Boat Adventure rides can be incorporated with an island excursion. Several routes can be defined for guest to paddle out and explore the Back Bay and small islands as a form of passive adventure and exercise.

➢	Private party charters on a rental yacht. Guest can explore the Gulf and host a private event with catered food and drink provided by the casino/hotel as part of the special events packages or wedding packages.

➢	More incentives for visitors will be explored and implemented, as needed, to provide ongoing attractions targeted for specific holidays or special occasions.

Operations Management

A management contract with a leading Casino management firm is being negotiated for the management of the hotel and casino. The selected company management team has an established and respected reputation in the gaming industry. The selected firm will have a good track record for the management of similar casino and hotel resorts.

Market Overview

The Mississippi Gulf Coast is one of the largest gaming markets in the US with more than $1.1 BN in annual gaming revenue and a nearly 20-year operating history. The market consists of 12 major casinos serving a strong local gaming customer base as well as being a popular regional tourist destination.

Mississippi Gaming Commission statistics show that the Gulf Coast patronage averages 3.9 million visitors per quarter. This represents over 50% of the state total. The visitors/customers primarily frequent from Mississippi, Alabama, Louisiana, and Florida; and to a lesser degree Georgia. The combined properties encompass 5.9M square feet with 14,971 slot games, 429 table games, 58 poker games and 5,621 hotel rooms.

Annual Combined Revenues for the Gulf Coast Casinos are as follows:

2012	$1,094,789,488
2011	$1,096,685,731
2010	$1,106,511.997
2009	$1,114,778,814
2008	$1,258,354,510
2007	$1,302,102,369

Source: Mississippi Gaming Commission.

Economic and Demographic Analysis

This information provides insights on the Mississippi Gulf Coast area’s economic health and its ability to support the local gaming market. The purpose of such an analysis is to evaluate the area’s ability to:

(1)	Support existing and expanded gaming facilities in the area; and

(2)	Attract new sources of leisure demand.

Some of the factors we analyzed, including population trends, average household income trends, labor statistics and the local housing market, are included in tables and text in this section of the report. Average annual growth rate (A.A.G.) is a growth benchmark which demonstrates the average growth of a variable year over year.

Population

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Population is broken down into two sections, total population and gamer population. Gamer population is defined as those at or above the age of 21. These factors are segmented below into concentric rings with a distance of 0-10 miles, 10-25 miles, 25- 50 miles, 50-100 miles, and 150-250 miles. In addition, two aggregate rings of 0-150 and 0-250 miles were used to display an over-arching capture of the local market.

Total Population

The chart below illustrates the population broken down into the aforementioned rings. The facility’s immediate population (within 10 miles) was rated for 2009 at fewer than 100,000. The segment is expected to see 1.29% A.A.G. between 2009 and 2014, the third most of any segment. The ring with the largest average annual expected growth, on a percentage basis, is the 50-100 mile ring which is forecasted to have an A.A.G of 1.46% from 2009-2014.

Casino Area Population

Ring	2000	2009	2014	A.A.G.	A.A.G.
				2000-2009	2008-2013

0-10 Miles	102,454	98,395	104,931	-0.45%	1.29%
10-25 Miles	216,832	212,168	226,829	-0.24%	1.35%
25-50 Miles	405,130	426,646	448,411	0.58%	1.00%
50-100 Miles	2,295,298	2,215,075	2,381,486	-0.39%	1.46%
100-150 Miles	1,849,199	2,010,263	2,097,135	0.93%	0.85%
150-250 Miles	4,387,445	4,531,077	4,616,242	0.36%	0.37%
0-150 Miles	4,868,913	4,962,547	5,258,792	0.21%	1.17%
0-250 Miles	9,256,358	9,493,624	9,875,034	0.28%	0.79%
Mississippi	2,844,658	2,935,554	2,993,820	0.35%	0.39%
United States	281,421,906	306,624,699	322,320,436	0.96%	1.00%

Gamer Population

The chart below outlines gamer population for the Casino area broken down into the same concentric rings as total population. The highest concentrations of gaming age eligible adults reside in the 50-100 mile ring, which as of 2009 was comprised of 71.6% age eligible gamers. By 2014, this percentage is projected to increase to 72.6%. Growth is forecasted to be nearly 9% in this segment, notably higher than growth for either Mississippi or the United States. Total age eligible gamers, as defined as living within 150 miles of the proposed facility, numbered 3.5 million and this figure forecasted to grow to approximately 3.8 million by 2014. This gives the proposed property a large base of potential gamers to draw from. Targeting highly concentrated areas, such as the 50-100 mile ring will help to maximize visitation.

Casino Population 21 Yrs and Over

Ring	2009	% of Total Population	2014	% of Total Population	A.A.G.
					2009-2014

0-10 Miles	69,335	70.47%	74,737	71.22%	1.51%
10-25 Miles	147,014	69.29%	158,187	69.74%	1.48%
25-50 Miles	299,122	70.47%	316,827	70.66%	1.16%
50-100 Miles	1,586,894	71.64%	1,728,540	72.58%	1.72%
100-150 Miles	1,411,149	70.20%	1,485,711	70.84%	1.04%
150-250 Miles	3,190,570	70.42%	3,271,217	70.86%	0.50%
0-150 Miles	3,513,514	70.80%	3,764,002	71.58%	1.39%
0-250 Miles	6,704,084	70.62%	7,035,219	71.24%	0.97%
Mississippi	2,028,803	69.11%	2,079,408	69.46%	0.49%
United States	218,752,605	71.34%	231,586,328	71.85%	1.15%
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Income per Household

The estimates of average annual household incomes (A.A.H.I.) for each of the rings in this market area exceed the Mississippi averages for 2009 and 2014. In 2009, A.A.H.I.s ranged from $53,618 in the 10-25 mile ring to $58,890 in the 50-100 mile radius. Over the next five years, the fastest growing incomes can be found in the 50-100 mile radius with A.A.G. of 2.2%.

Casino Average Household Income

Ring	2000	2009	2014	A.A.G. 2000-2009	A.A.G. 2008-2013

0-10 Miles	$48,209	$56,972	$61,442	1.87%	1.52%
10-25 Miles	$45,813	$53,618	$58,032	1.76%	1.59%
25-50 Miles	$46,771	$54,889	$59,424	1.79%	1.60%
50-100 Miles	$46,230	$58,890	$65,694	2.73%	2.21%
100-150 Miles	$45,879	$57,382	$63,915	2.52%	2.18%
150-250 Miles	$43,555	$54,426	$60,556	2.51%	2.16%
0-150 Miles	$46,168	$57,675	$64,038	2.50%	2.12%
0-250 Miles	$44,924	$56,110	$62,392	2.50%	2.15%
Mississippi	$42,315	$50,675	$55,687	2.02%	1.90%
United States	$56,644	$69,376	$76,521	$0	$0

Out-of-State Gaming Environments

The following section provides an overview of the gaming market within the neighboring States of Alabama and Florida. Both markets currently have some form of gambling and have recently had a number of announcements regarding potential gaming expansions. While the Mississippi Gulf Coast has experienced some impact from these out-of state markets, no major developments are anticipated during the first five years of operation for the subject property.

Alabama

Alabama currently has two distinct operators of gaming in the state. The Poarch Band of Creek Indians is a federally recognized Native American tribe who has been granted access from the federal government to operate three casinos in the state. The other operators include local developers who are operating “charitable bingo” casinos throughout the state. These casinos currently operate in a legislative limbo. They operate gaming machines similar to slot machines, but utilize rapid bingo as the format for the machines. Recently these gaming facilities have come under direct fire from the Governor. He has attempted to shut down these casinos in an effort to rid the state of gaming outside of the Native American facilities.

Florida

Florida’s gaming is broken down into two types; land based tribal casinos and pari-mutuels. Land based casinos are currently limited to facilities that are operated by federally recognized tribes. Florida has two tribes that are federally recognized, the Seminole Tribe and the Miccosukee Tribe. Both tribes operate casino facilities. The Miccosukee facilities are located in South Florida. The Seminole Indian Tribe currently hosts seven facilities including two Hard Rock facilities located in Tampa and Hollywood Florida. These facilities offer poker and Class III slot machines in addition to casino style table games including Blackjack and Baccarat. The Seminole Indians have recently negotiated a new compact with Florida. The pari-mutuel industry in Florida is composed of three

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segments: horse racing, greyhound racing and Jai Alai. The decline of the pari-mutuel industry nationwide is reflected in Florida and has been exacerbated by the growing trend towards the installation of EGD’s (electronic gaming devices) at pari-mutuel facilities in other states. Not only has this allowed the pari-mutuel facilities in these states to develop a new revenue source, increase capital investment, and employment, and all the economic benefits that accrue from this, it has reinvigorated the pari-mutuel industry. This benefits the pari-mutuel industry in these states by attracting higher quality animals and thus increasing the handle and attendance at the racetracks. It also benefits the industries that support them. Unfortunately for Florida, these developments have created an uneven playing field in which Florida’s pari-mutuel industry must now compete without the benefit of new capital investment made possible by the introduction of EGD’s at other pari-mutuel facilities and the development of Native American gaming in Florida and around the nation.

Gaming Market Forecast: Gulf Port – Biloxi

The Gulf Coast market is in many ways a hybrid market combining aspects of a local drive-in market with those of a regional destination market. This complicates any market assessment. A typical market assessment based primarily on the local drive-in population is inadequate in defining this market, not only because a significant proportion of visits come from beyond the typical local market boundaries, but also because the local market is also served by a number of exclusively local casinos in Louisiana and in other parts of Mississippi. These satisfy frequent gaming trips. However, the Gulfport-Biloxi market offers a higher-end gaming experience with more amenities and as a result attracts trips from these same local gamers who have more proximate options. These trips are on a less frequent basis and come from a wide geography. Many of these gamers view trips to this area as special. Trips are less frequent, of longer duration, and exhibit a higher spending per trip than in a purely locals market. On a smaller scale and with a more limited geographic scope, this is similar to how Las Vegas has grown despite the almost ubiquitous development of gaming options throughout the US. To assess the market it is therefore necessary to look at the supply side of the equation in terms of casinos, amenities, and importantly overnight accommodation. To be a true destination resort type of facility is therefore a major component in driving demand. Another notable component includes increased direct and chartered flight services (many of which are managed directly by the casinos) to Biloxi. We must also look at the local drive-in and extra-local drive in market, which is likely to continue to be a large segment of overall demand via daytrips. Bateau Cove marketing strategy is specifically targeted to take advantage of this unique hybrid market.

Required Investment Funds

The project as currently proposed will require a total investment of $150,000 million dollars.

EB-5 Financing

It has been decided that the Bateau Cove project will pursue EB-5 financing in addition to more traditional debt and equity financing. The following is a brief description of the program, financing requirements and how it will be implemented:

The federally available EB-5 program is a government incentive program for foreign investors to receive a permanent US visa by creating jobs through approved investments in the United States. It is a program where applications are evaluated and administered by the USCIS department. For 1MM per investor the US will issue a valid EB-5 Visa upon investment. Within 2 years after the investment date and proof that the employment quota was obtained by the project the investor will obtain a Permanent Visa. The investment money must be maintained in the project for 5 years. After the 5 year period the investors will have the option to call their investment equity. Starting after 2 years from the investment date, interest will be paid annually to the investor retroactive from the initial start date. This will continue for the 5 year period.

The entire EB-5 financing will be controlled and managed by an approved separate entity called a Regional Center. This center is responsible for submitting project approval applications, visa applications (both temporary and permanent), as well as distribution of moneys and interest escrowed funds. The Regional Center is responsible for maintaining money exchanges and payments between the project and the investor as per the initial application with the USCIS department of the US Government. In addition upon the 2 year anniversary the Regional Center is responsible to submit documentation provided by the project, as proof of employment creation.

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Typically to be eligible for a US Visa the program requires a minimum of 1MM dollars per investor however the project will apply for the TEA status designation which will reduce the minimum investment required to $500.000 per investor.

Capitalization Proposal
Source of Funds		Uses
Equity	$7 M	Construction	$107M
Equity (D’Iberville City)	$20 M	Contingency	$5M
EB-5 Debt	$98 M	Cage Cash	$6M
Operating Lease	$25 M	Soft Cost	$15M
(Gaming Equipment		Working Capital	$4M
& Systems)		Interest Reserve	$4M
		Pre-Opening Expense	$3M
		Gaming Equipment	$6M
Total Sources of Funds	$150 M	Total Uses	$150M

Bateau Cove Casino Projections

In the course of this assessment, we estimated potential market demand for the proposed development. In order to perform our analysis, we utilized information previously presented regarding the historical and forecasted performance of regional gaming in relation to standard industry benchmarks and assumed competitive additions to the supply in the area.

Casino Hotel Segment

This market segment represents the portion of the market staying at casino hotels. Typical hotel guests in Biloxi on average visit 2.6 casinos during their stay. A portion of this is spent at the casino in which they are lodging and is therefore not “up for grabs” (as we have termed it here). The remainder of their gaming budget is however available to other casinos in the market. This analysis therefore assesses what proportion of that “up for grabs” gaming budget the subject property can expect to capture. The following table first estimates the size of the “up for grabs” market

Casino Rev. Contribution by Segment: Gaming Revenues Captured from Other Casinos

Trips	Casino Hotel Visitor Win	Spend/ Person	# of Casinos	Spend/ Casino	First Casino	Second Casino	Up for Grabs

			Visited		Spend	Spend
996,870	$337,333,345	$338	2.6	$130.15	$215	$124	$123,256,414

The portion of this market that the Bateau Cove Development can expect to garner is determined by location, ease of accessibility and proximity of other attractions in the immediate area. We believe that the attractiveness of Bateau Cove’s comprehensive development will provide the tourist their top preferred activities as published from surveys of the Mississippi tourism association. The top 5 activities surveyed were dining out (92.59%), gaming/gambling (77.78%), shopping (70.37%), driving/sightseeing (66.67%) and sun/swim/walk/sit on beach (48.89%). Bateau Cove will be a one stop location for the top 5 activities; additionally, it is ideally located as the first Casino Resort just off of interstate I10 prior to reaching Biloxi. We estimate a market share of 1.6, which results in a projected market share of 8.73%. In conclusion, the property is anticipated to conservatively garner $11 million in gaming revenues from hotel guest staying at other casino properties.

Non-Casino Hotel Market

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This segment considers that portion of the market that originates from gaming patrons staying in non-casino hotels. This is a relatively small proportion of the overall market given the lower propensity to gamble and smaller pool of potential gamers as well as their distance from core gaming facilities. We have estimated the Bateau Cove property will capture a fair share of 1.3 following similar pattern in market share of other casino hotel market. This will result in actual revenues of approximately $738,000 per year.

Condo Unit Market

The potential Casino patrons in these units have a relatively long length of stay, and are expected to have a relatively high spend per visit. A significant proportion of condo development is slated for locations along Highway 90 with an additional fair amount of development slated to be near the Back Bay Area. Bateau Cove is positioned well to penetrate this market segment due to high visibility, ease of access and variety of attractions. We have assigned a conservative premium for this segment of 1.2%, with a projected revenue of $1.1 million per year or more.

Day Trip Market

The daytrip market is estimated to comprise of nearly 65.5% of total Biloxi-Gulfport gaming revenues. Given the positioning of the proposed facility as a unique diversified development targeting tourist and locals alike, this property is well-positioned to achieve a premium to its fair share of this segment. We estimate a market share ratio of 1.5 generating $57 million in gaming revenue and growing on an annual basis. While the advent of additional casinos will reduce the revenue accruing from this segment, overall market share is anticipated to improve with increased awareness and acceptance through marketing the brand and generate a core market less vulnerable to future competition.

Total Gaming Revenue and Market Performance

The following charts present the combined gaming market revenue for the proposed Bateau Cove Casino and estimated market share. Typically, a casino will experience a ramp-up period of one to two years upon entry into the market, starting as low as 88% of full potential gaming revenue. This reflects the time needed to increase its market penetration and to establish name recognition and its marketing programs. We have conservatively estimated that the property will attain 93% of its year one potential gaming revenues and 95% in the second year of operations due to the expanding Gulfport-Biloxi gaming market. In total, the subject property is expected to generate approximately $ 70 million gaming revenue in 2014 and ramp up to $ 72.5 million in 2015 even with the potential opening of an additional casino by Rotate Black. Gaming revenues are expected to continue to grow conservatively to $ 74 million in 2016. As the market absorbs new supply, the proposed Bateau Cove Casino is expected to reach $80 million in gaming revenues by 2019.

Bateau Cove – Three year Gaming Revenue Forecast (Millions)

Year	Day Trip	Casino Overnight Up for Grabs	Non Casino	Condo Units	Total

			Rooms
2014*	$56.52	$11.20	$0.70	$1.18	$69.60
2015*	$58.98	$11.38	$0.71	$1.27	$72.34
2016	$59.98	$11.75	$0.73	$1.36	$73.82

*Ramp Up

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All numbers are in millions

MISSISSIPPI PROJECT

Projected Performance	2014	2015	2016
Gross Gaming Revenue	$ 69.60	$ 72.34	$ 73.82
Hotel Revenue	2.50	3.40	4.10
Food & Beverage Revenue	3.30	3.98	5.00
Event Center Revenue	2.70	4.70	5.00
Retail/Entertainment	5.20	5.35	6.25
Total Gross Revenue	83.30	89.77	94.17
Less Promo Allowance	5.57	5.79	5.91
Net Revenue	77.73	83.98	88.26

Gaming Expenses (1)	17.40	15.91	14.76
Hotel Expenses	1.75	2.38	2.87
Food & Beverage Expenses	2.48	2.79	3.50
Event Center Expenses	1.62	2.82	3.00
Retail/Entertainment	2.08	2.14	2.19
Facilities Expenses	2.50	2.69	2.83
Operating Expenses (2)	16.66	17.95	18.83
General Expenses (3)	15.83	17.06	17.89
Total Operating Expenses	60.32	63.74	65.87

EBITDA	$ 17.41	$ 20.24	$ 22.39

EBITDA % (Net)	22.40%	24.10%	25.37%

NOTES:

The above chart sets forth projected operating performance. In the first full year of operations, EBITDA is projected to be $17.42 million with a margin of 22.41% of net revenues. As the property goes through its ramp-up period, including the addition of slot machines and increased Events and Entertainment, EBITDA is expected to exceed $28 million on a stabilized basis by 2019.

(1)	Gaming taxes, state, county & city are included in Gaming Expenses.
(2)	Operating Expenses include operating manager percentages, FF&E lease, gaming equipment lease.
(3)	General Expenses include debt service on EB-5 debt.

Note: Estimated returns based on existing earnings as reported by the Mississippi Gaming Commission for comparable facilities.

The Mississippi gaming tax is a graduated tax rate on first $134,000 of gaming revenue, with all subsequent gaming revenue taxed at 8%.

Anticipated sale of business in 2019 at a value of 7.5 x EBITDA will equal to $210MM.

Reports to Security Holders

The Company has filed a registration statement on Form S-1, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of its common stock. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and

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exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. Reference is made to the Company’s registration statement and each exhibit attached to it for a more detailed description of matters involving the Company. A potential investor may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission, along with any other filings of the Company, as described below.

The Company's documents filed with the Securities and Exchange Commission may be inspected at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. All of the Company’s filings may be located under the CIK number 0001468978.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in our financial statements and notes thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations." We also urge you to review and consider our disclosures describing various risks that may affect our business, which are set forth under the heading "Risk Factors."

Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Results of Operations for three months ended March 31, 2013 and 2012

The financial statement activity for the three months ended March 31, 2013 are those of the Company and its wholly owned subsidiary, Walley Communications Consulting, Inc. (“Wally”). The Parent Company, Gaming Entertainment International, Inc., has not started operations as of the prospectus date, so the operating financial activity for the three months ended March 31, 2013 is that only of Wally. The financial statement activity for the three months ended March 31, 2012, are those solely of Wally, in as much as the Company was not incorporated until December 28, 2012. Management is presenting Wally’s audited financial statements prior to the consolidation with the Company for comparable financial purposes.

Revenues

The Company generated $22,154 in revenues for the three months ended March 31, 2013. Wally generated $46,494 in revenues for the three months ended March 31, 2012, resulting in a decrease of $24,340. The decrease was due from a transitional period between projects.

Operating Activities periods

For the three month periods ended March 31, 2013 and 2012, the Company and Walley reported operating expenses of $15,795 and $16,443, respectively, a decrease of $648. For the three month periods ended March 31, 2013 and 2012, selling, general, and administrative expenses decreased $10,276 from $14,290 to $4,014. The decrease of $4,014 was primarily attributable to decreases in travel, auto, and miscellaneous expenses.

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For the three month periods ended March 31, 2013 and 2012, wages and compensation expenses increased $9,628 from $2,153 to $11,781. The increase was primarily attributable to higher wages paid to an employee.

Results of Operations for the period from January 1, 2012 to December 27, 2012, December 28, 2012 to December 31, 2012, and for the year ended December 31, 2011

The Company was incorporated on December 28, 2012, and, on that date, it acquired Walley, which then became a wholly owned subsidiary of the Company. The financial statement activity prior to December 28, 2012 is that solely of Walley, the Company’s wholly owned subsidiary, whose financial statement activity prior to December 28, 2012 has been audited and is being presented separately for comparable financial purposes.

Revenues

The Company generated no revenues from operations for the period from December 28, 2012 to December 31, 2012. The Company’s wholly owned subsidiary, Walley, reported $105,807 in total revenues for the period from January 1, 2012 to December 27, 2012. For the year ended December 31, 2011, Walley reported $35,217 in total revenues.

The gross margin for the year ended December 31, 2012 was 71% of sales compared to 70% in 2011. The increase from 2012 to 2011 is immaterial. At this time, the Company’s gross margin is fairly constant as its projects are relatively small and non-complex. The Company anticipates its gross margin percentage will decrease as it initiates its new business plan to expand operations. The uncertainty of higher costs of materials, travel, and labor will be unfavorable to the gross margin percentage in the future. The Company plans to mitigate this uncertainty by closely monitoring its costs of revenues and if possible pass the increased cost on to future customers.

Operating Activities

For the period from January 1, 2012 to December 27, 2012, Walley reported operating expenses of $67,035. For the period December 28, 2012 to December 31, 2012, the Company reported operating expenses of $4,271,949. Total operating expenses for the period January 1, 2012 to December 31, 2012 were $4,338,984, an increase of $4,311,121 from the $27,863 reported solely by Walley for the ended December 31, 2011.

For the year ended December 31, 2012, the Company reported consulting expenses of $4,255,500, an increase of $4,252,940 from the $2,560, reported for the year ended December 31, 2011. This increase was primarily attributable to stock compensation expense incurred in connection with the issuance of common stock for services provided to the Company

Selling, General, and Administrative Expense

For the period from January 1, 2011 to December 27, 2012, the Company’s wholly owned subsidiary, Walley, reported selling, general and administrative expenses of $12,322. For the period from December 28, 2012 to December 31, 2012, the Company reported selling, general and administrative expenses of $13,649. For the year ended December 31, 2012, the company reported total selling, general and administrative expenses of $25,971, an increase of $7,068 from the $18,903 reported solely by Walley for the year ended December 31, 2011. This increase was primarily attributable to a $13,557 increase in expenses associated with the issuance of founders shares, a $3,579 increase in travel expenses, partially offset by a $3,465 decrease in auto expenses, a $2,671 decrease in professional fees, and a $3,932 decrease in miscellaneous expenses.

For the period January 1, 2012 to December 27, 2012, the Company’s subsidiary, Walley, reported $54,713 for wages and compensation expense. For the period December 28, 2012 to December 31, 2012, the Company reported $2,800 for wages and compensation expense. For the period January 1, 2012 to December 31, 2012, the Company reported a combined total of $57,513 for wages and compensation expense, or an increase of $51,113 from the $6,400 reported solely by Walley. The increase was primarily attributable to an increase in wages and compensation paid the former sole officer of Walley.

Liquidity and Capital Resources

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As of December 31, 2012, total current assets were $7,791, which consisted of $7,791 of cash. As of December 31, 2011, total current assets were $1,162, which consisted of $662 of cash and $500 of accounts receivable.

As of December 31, 2012, total current liabilities were $1,463, which consisted of $1,463 of accounts payable. As of December 31, 2011, total current liabilities were $0.

During the period from December 1, 2012 to December 27, 2012, net cash provided by operating activities was $10,021. During the period from December 28, 2012 to December 31, 2012, net cash used by operating activities was $2,892. For the year ended December 31, 2011, net cash provided by operating activities was $86.

There can be no assurance that the Company’s activities will generate sufficient revenues to sustain its operations without additional capital, or if additional capital is needed, that such funds, if available, will be obtainable on terms satisfactory to the Company. Accordingly, given the Company’s limited cash and cash equivalents on hand, the Company will be unable to implement its contemplated business plans and operations unless it obtains additional financing or otherwise is able to generate sufficient revenues and profits. The Company may raise additional capital through sales of debt or equity, obtain loan financing or develop and consummate other alternative financial plans.

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

The following table sets forth information regarding the members of the Company’s board of directors and its officers:

Name	Age	Position
Sylvain Desrosiers	48	Chief Executive Officer / Director
William W. Noll	67	Chief Financial Officer / Treasurer / Director
Santina Banker	52	Vice-President of Operations
Chester Burley	65	Executive Vice-President
Jason Bell	41	Vice President Business Development

Sylvain Desrosiers, Chief Executive Officer/ Director

Mr. Desrosiers is a serial entrepreneur. He has worked in the technologies since 1987. In the late 1980's he was involved in all aspect of the credit card processing and manufacturing from the plastic card itself to the Point of Sales Terminal (POS) market introduction and eletronic debit payment. With this new dynamic card industry, he was involved in importing and developing smart technologies and applications in the Americas. He founded Imaging Systems Technologies (ITS), which specialized in the positive identification via digital technologies, that he sold to NBS in 1996. In 1997, he co-founded AXS Technologies, a company that filed for numerous patent in regards to electronic access control revolutionazing the world of access control using of the first contactless smart card technologies and IP addresable access control doors. He sold its intellectual property in 2002 to Security International, Inc. In 2001, he founded Progressive Casino Technologies, Inc., a highly successful intergation company in the gaming technology infrastructe, which was one of the first companies to introduce virtual matrix and high video compression format h.264. He was also the founder of Port Scanning Services, Inc. and Alco Advanced

Technologies, Inc., a company that specialized in the service of electronic inspection of cargo containers. Port Scanning is currently changing the world of inspection in preveting transport of potential nuclear threat, contraband and illegal drugs around the world. He has 30 years of diversified experience, with a successful track record working in the following market segments: electronic security, card technologies, gamining and infrastructure development. Mr Desrosiers is a founding officer of the Company and a member of the board of directors.

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William W. Noll, Chief Financial Officer / Treasurer / Director

Mr. Noll has an MBA in Finance, having attended Boston University and Bridgeport University. He was a regional manager in the international public accounting firm of Laventhol & Horwath. Laventhol & Horwath included clients many of the large hotels, real estate developers and hospitals in Southern California, including the Ritz Carlton and other brand names. After Laventhol closed, he was controller and acting CFO for a large 500 bed hospital in Los Angeles. Following that, he became senior vice president of finance and operations of a large commercial financing firm in Southern California for fifteen years. When that firm closed in 2010, he subsequently became chief financial officer of Gaming Entertainment International.

Mr. Noll has developed and placed many public offerings in the U.S. and Asian markets. He also managed and monitored the sale of securities in many Asian markets. Through these public offerings, he helped his last firm raise billions of dollars. He was a major contributor in helping his last firm increase their portfolio size by 500% within seven years. He is well versed in U.S. and International financial reporting and financial modeling. He is also experienced with the governmental reporting and record keeping requirements related to international trade and transactions.

Mr. Noll has over thirty years of executive level financial and business operational experience. This experience will be of great benefit to Gaming Entertainment International. He will be a driving force in ensuring the growth and superior profit performance. In consideration of Mr. Noll’s wealth of experience, the Company appointed him a member of the Board of Directors.

Santina M. Banker, Vice President of Operations

As COO, Ms. Banker overseas the operations of all properties as well as the company’s new business development and marketing efforts. Prior to this appointment in 2012, she served in various positions of development, design and marketing in the hospitality and casino industry. With 18 years experience in design and development, she has worked for property owners and for the architectural firms that support new hotel/casion development efforts. As the president of RP Messina, she evaluated several development projects, sourced, and negotiated funding for projects ranging from 180 to 240 million dollars. While working for Freidmutter Group, she designed and managed new construction projects in excess of 180 million dollars, overseeing both the design process and construction. As the vice president of marketing for EDP, she spearheaded and launched the development of 4 new products within one year growing the company revenue by an additional 6% in just 9 months. While at NER, she served as the director of sales and marketing where she turned around a failing product division by initiating the product re-design, re-positioning it in the market place, and developing a training program for sales staff. With a proven track record of success and leadership, she has also worked for gaming companies such as Bally’s, Golden Nugget and Harrah’s, giving her the unique ability to understand what is required for a successful operation once new construction is over and the property is open for business. She worked directly under Steve Wynn in helping him develop many of his hotel/gaming properties. She holds a BA in Foreign Languages & Secondary Education from Rowan University and a BS in Interior Design from The Art Institute of Pittsburgh.

Chester C. Burley III, Executive Vice President

Mr. Burley’s career in real estate and finance spans over 38 years.  He joined Union Mortgage Corp and is currently the owner and manager of the 30-year old company.  In 1997, he founded and served as CEO of Maritime Trust Company, a national company focusing on community waterfront redevelopment projects. The company designs, plans and develops maritime and urban waterfront properties in partnership with public agencies. In 2003, he accepted a buyout offer from a Chicago based company which continues to develop the projects he initiated.

Prior to 1991, he spent 20 years on Wall Street specializing in global real estate, mortgage finance and asset securitization. During those years he held senior management positions with Banque Paribas, Merrill Lynch and Manufactures Hanover Trust. He was on the leading edge of asset securitization completing the first bond collateralized issue in 1977, the first timeshare collateralized issue in 1984, and the first European collateralized issued secured by consumer debt (French credit card debt) in 1989. During the past decade, he has dedicated a portion of his time to consulting on community redevelopment projects with emphasis on finding economic solutions for smart development, renewable energy, and for preserving open space.

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Jason Bell, Vice President of Business Development

On top of his responsibilities as vice president of business development at Gaming Entertainment International, Inc., Mr. Bell is currently the CEO of Southern ITS Corp, a Mississippi based company that specializes in the installation of technology infrastructure for hotels and casinos in the gaming industry. Mr. Bell has spent the last 20 years in business development for the gaming industry technology sector all around the USA and Caribbean, with a focus on the Mississippi Coast and surrounding gaming states.   With Southern ITS, Mr. Bell's successes include the technology infrastructures deployment in Rocky Gap Casino in Maryland, Margaritaville Casino and Restaurant in Biloxi MS., as well as other gaming properties such as the Palace Casino and Resort, Imperial Palace Casino Resort, Island View, Beau Rivage Casino and Resort, Grand Biloxi and Isle of Capri casinos in Biloxi, just to mention a few.   Mr. Bell's success record and business development for Southern ITS Corp makes him an essential part of the team at Gaming Entertainment International Inc.  He also brings with him a network of valuable connections in the gaming industry that will help Gaming Entertainment International to accomplish its growth objectives.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market, one of the definitions of an independent director is a person other than an executive officer or employee of a company. The Company's board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly. Based on this review, the board has determined that there are no independent directors.

Committees and Terms

The board of directors (the “Board”) has not established any committees.

Legal Proceedings

There are currently no pending, threatened or actual legal proceedings of a material nature in which the Company or any subsidiary is a party.

EXECUTIVE COMPENSATION

Remuneration of Officers: Summary Compensation Table

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				Aggregate
		Annual	Annual	Accrued				All	Annual
		Earned	Payments	Salary since		Stock	Compensation	Other	Compensation
Name/Position	Year	Salary	Made	Inception	Bonus	Options	Plans	Compensation	Total

Sylvain Desrosiers
Chief Executive Officer	2012	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

William W. Noll
Chief Financial Officer	2012	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Santina Banker
Vice-President of Operations	2012	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Chester Burley
Executive Vice President	2012	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

Jason Bell
Vice President of Business Development	2012	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -

There are no current plans to pay or distribute any cash or non-cash bonus compensation to officers of the Company, until such time as the Company is profitable, experiences positive cash flow or obtains additional financing. However, the board of directors may allocate salaries and benefits to the officers in its sole discretion. No officer is subject to a compensation plan or arrangement that results from his or her resignation, retirement, or any other termination of employment with the Company or from a change in control of the company or a change in his or her responsibilities following a change in control. The members of the board of directors may receive, if the Board so decides, a fixed fee and reimbursement of expenses, for attendance at each regular or special meeting of the Board, although no such program has been adopted to date. The Company currently has no retirement, pension, or profit-sharing plan covering its officers and directors; however, the Company plans to implement certain such benefits after sufficient funds are realized or raised by the Company (see “Anticipated Officer and Director Remuneration” below.)

Employment Agreements

The Company does not have employment agreements with any of its five officers.

The Company’s subsidiary Walley Communications Consulting, Inc. (“Wally”), has one employee whom is the former president of Walley. Mr. Walley does not have a signed employment agreement with the Company. The Company plans to execute an employment agreement with Mr. Walley once planned operations begin.

Anticipated Officer and Director Remuneration

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The Company pays reduced levels of compensation to its officers and director at present. The Company intends to pay regular, competitive annual salaries to all its officers and will pay an annual stipend to its directors when, and if, it completes a primary public offering for the sale of securities and/or the Company reaches greater profitability, experiences larger and more sustained positive cash flow and/or obtains additional funding. At such time, the Company anticipates offering additional cash and non-cash compensation to officers and directors. In addition, although not presently offered, the Company anticipates that its officers and directors will be provided with additional fringe benefits, health and dental benefits, and various perquisites at subsidizes rates, or at the sole expense of the Company, as may be determined on a case-by-case basis by the Company in its sole discretion. In addition, the Company may plan to offer 401(k) matching funds as a retirement benefit at a later time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 12, 2013, with respect to the beneficial ownership (1) of the Company’s outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) the Company’s executive officer and directors; and (iii) the Company’s directors and executive officer as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise indicated, the address of each stockholder listed in the table is correct. As of the date of this Prospectus, there are 15,000,000 shares of common stock issued and outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares of Common Stock (1)

Sylvain Desrosiers (2)	10,706,500	71.38%
William W. Noll (3)	750,000	5.0%
Jason C. Bell (4)	600,000	4.0%
Santina Banker (5)	750,000	5.0%
Chester Burley (6)	750,000	5.0%

All Directors and Officers as a Group	13,556,500	90.38%

(1)	Percent of Class is based on 15,000,000 shares issued and outstanding as of June 12, 2013.

(2)	Sylvain Desrosiers, 808 Jacobs Ladder Pl, Las Vegas, Nevada, 89138 is the Company’s Chief Executive Officer

(3)	William W. Noll, 1905 Corta Bella, Las Vegas, NV89134, is the Company’s CFO and Treasurer

(4)	Jason C. Bell, 10264 Third Ave, D’Iberville, MS 39540 is the Company’s V.P of Business Development

(5)	Santina Banker, 139 Beech Court, Glassboro, NJ, 08028 is the Company’s V.P of Operations

(6)	Chester Burley, 360 Center Road, Easton, CT 06612 is the Company’s Executive V.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Free office space from its Chief Executive Officer

The Company has been provided office space by its majority stockholder and CEO at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

Director Independence

42

At this time we do not have a policy that our directors or a majority are independent of management. As of the date of this Prospectus, we have two directors. It is our intention to implement a policy in the future that a majority of the Board members be independent of our management as the members of the board of director’s increases after implementation of our business plan. A director is considered independent if the Board affirmatively determines that the director (or an immediate family member) does not have any direct or indirect material relationship with us or our affiliates or any member of our senior management or his or her affiliates. The term “affiliate” means any corporation or other entity that controls, is controlled by, or under our common control, evidenced by the power to elect a majority of the Board of Directors or comparable governing body of such entity. The term “immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in law, brothers- and sisters-in-laws and anyone (other than domestic employees) sharing the director’s home.

Committees: Audit Committee Financial Expert.

The Company does not currently have an Audit Committee.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

The Company was incorporated on December 28, 2012, at which time it was authorized to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock both at $0.001 par value.

As of the date of this prospectus, there are 15,000,000 shares of common stock outstanding of which 13,084,000 shares are owned by officers and directors of the Company. If the maximum number of shares offered herein is sold, there will be 20,000,000 common shares outstanding of which 13,556,500 will be owned by officers and directors of the Company.

The shares of common stock held by current shareholders are considered “restricted securities” subject to the limitations of Rule 144 under the Securities Act. In general, securities may be sold pursuant to Rule 144 after being fully-paid and held for more than 12 months. While affiliates of the Company are subject to certain limits in the amount of restricted securities they can sell under Rule 144, there are no such limitations on sales by persons who are not affiliates of the Company. In the event non-affiliated holders elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company's securities.

LEGAL MATTERS

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in us, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Diane D. Dalmy, Esq., independent legal counsel, has provided an opinion on the validity of the share of our common stock that are the subject of this prospectus.

Patrick Rodgers CPA, PA, an independent registered public accounting firm, has audited the balance sheets of the Company as of December 31, 2012 and December 31, 2011 (Walley Communications Consulting, Inc., currently a wholely owned subsidiary of the Company), and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years ended December 31, 2012 and December 31, 2011. The Company has

43

included such financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of Patrick Rodgers CPA, PA, given their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The Company’s certificate of incorporation includes an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders or others by reason of a breach of the director’s fiduciary duty or otherwise, except under certain limited circumstances.

The certificate of incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act. However, the indemnification provided in the certificate of incorporation is broad and should be considered to be of a broad scope and wide extent.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

44

Table of Contents

Page
Financial Statements of Gaming Entertainment International:	F-1
Consolidated Balance Sheets as of March 31, 2013 and December 31, 2012	F-2
Consolidated Statements of Operations for the Three Months and Years ended
March 31, 2013 and December 31, 2012	F-3
Consolidated Statements of Cash Flows for the Three months and Year ended
March 31, 2013 and December 31, 2013	F-4
Notes to Consolidated Financial Statements	F-5-F-10
Report of Independent Registered Public Accounting Firm	F-11
Consolidated Balance Sheets as of December 31, 2012 and 2011	F-12
Consolidated Statements of Operations for the Years ended December 31, 2012 and 2011	F-13
Consolidated Statement of Stockholders' Deficit for Years ended December 31, 2012 and 2011	F-14
Consolidated Statements of Cash Flows for the Years ended December 31, 2012 and 2011	F-15
Notes to Consolidated Financial Statements	F-16-F-20

F-1

GAMING ENTERTAINMENT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash	$10,222	$7,791
Goodwill	65,780	65,780
Total current assets	76,002	73,571

Total assets	$76,002	$73,571

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$365	$1,463
Total current liabilities	365	1,463

Stockholders' equity
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding at March 31, 2013 and
December 31 2012, respectively	—	—
Common stock, $0.001 par value; 20,000,000 shares
authorized, 15,000,000 and 15,000,000 shares issued and
outstanding at March 31, 2013 and December 31 2012, respectively	15,000	15,000
Additional paid-in-capital	4,329,937	4,329,937
Accumulated deficit	(4,269,300)	(4,272,829)
Total stockholders' equity	75,637	72,108

Total liabilities and stockholders's equity	$76,002	$73,571

The accompanying notes are an integral part of these financial statements.

F-2

GAMING ENTERTAINMENT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

		Walley Comm.
		Consulting, Inc.
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2013	2013

Revenues	$22,154	$46,494
Cost of revenues	2,832	7,700
Gross profit	19,322	38,794

Operating expenses
Sell, general, and administrative	4,014	14,290
Wages and compensation	11,781	2,153
Total operating expenses	15,795	16,443

Net income from operations	3,527	22,351

Other income
Interest income	2	—
Total other income	2	—

Net income before taxes	3,529	22,351
Tax Provisions	—	—

Net income after taxes	$3,529	$22,351

Gain per share basic and diluted	$—

Weighted average shares outstanding (basic and diluted)	15,000,000

The accompanying notes are an integral part of these financial statements.

F-3

GAMING ENTERTAINMENT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

		Walley Comm.
		Consulting, Inc.
	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2013	2013

Cash flows from operating activities
Net income	$3,529	$22,351
Adjustments required to reconcile net income
to cash provided by operating activities

Changes in operating assets and liabilities
Accounts receivable	—	(16,790)
Accounts payable	(1,098)	—
Cash provided by operating activities	2,431	5,561

Change in cash	2,431	5,561
Cash beginning of period	7,791	662
Cash end of period	$10,222	$6,223

Supplemental Disclosure of Cash Flow Information
Cash Paid during the the period
Interest	$—	$—
Franchise and income taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

F-4

GAMING ENTERTAINMENT INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2013 AND DECEMBER 31, 2012

(UNAUDITED)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Gaming Entertainment International Inc. (the “Company”) was incorporated in the state of Nevada on December 28, 2012 for the purpose of acquiring Walley Communications Consulting, Inc. (“Walley”), whereby they could pursue their combined business plan of providing gambling and gaming entertainment services. On December 28, 2012, the Company executed a share exchange agreement with Walley, wherein it issued 25,000 common shares for all of Walley’s outstanding stock. As a result, Walley became a wholly owned subsidiary of the Company. Wally was a privately owned company incorporated under the state laws of Mississippi on July 27, 2006. Walley’s operations include providing services to electrical engineers, electrical contractors, cabling contractors, and end users.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Unaudited Interim Financial Information

The accompanying unaudited interim consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.  Interim results are not necessarily indicative of the results for the full year.  These unaudited interim consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the year ended December 31, 2012 contained in this filing S-1.

Principle of Consolidation

The accompanying consolidated financial statements include all of the accounts of Gaming Entertainment International Inc. and Walley Communications Consulting Inc. as of March 31, 2013. The financial statement activity prior to the consolidation and incorporation of the Company on December 28, 2012 are those solely of Walley Communications Consulting Inc. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At March 31, 2013 and December 31, 2012, the Company had no cash equivalents.

F-5

Fair value of financial instruments

The Company adopted the provisions of FASB ASC 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.

The Fair Value Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. It also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

A)	Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

B) Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

C) Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date. An active market for an asset or liability is a market in which transactions for the asset or liability occur with significant frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that are market participants would use in pricing the asset or liability.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable, accrued expenses, and deferred revenue approximate their fair value because of the short maturity of those instruments. The Company’s note payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at March 31, 2013 and December 31, 2012.

The Company had no assets and/or liabilities measured at fair value on a recurring basis for the year ended March 31, 2013 and December 31, 2012, respectively, using the market and income approaches

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable related to the products and services sold are recorded at the time revenue is recognized, and are presented on the balance sheet net of allowance for doubtful accounts. The ultimate collection of the receivable may not be known for several months after services have been provided and billed.

The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, analyses of current and historical cash collections, and the aging of receivables. Delinquent accounts are written-off when the likelihood for collection is remote and/or when the Company believes collection

F-6

efforts have been fully exhausted and the Company does not intend to devote any additional efforts in an attempt to collect the receivable. The Company adjusts their allowance for doubtful accounts balance on a quarterly basis.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which includes computer equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of March 31, 2013 and December 31, 2012.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability, is reasonably assured.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of

F-7

the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

There were no potentially dilutive shares outstanding as of March 31, 2013 and December 31, 2012.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.

Recently issued accounting pronouncements

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statement, the Company has incurred a deficit of $4,269,300 as of March 31, 2013. The ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations or on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern for the next twelve months.

To meet these objectives, the Company continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms and timely manner, if at all.  The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

The accompanying consolidated financial statements do not include any adjustment to the recorded assets or liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

F-8

NOTE 3 – SHARE EXCHANGE AGREEMENT

On December 28, 2012 the Company purchased all of the issued and outstanding common stock of Walley Communications Consulting Inc., a privately held company incorporated under the state laws of Mississippi, for the issuance of 25,000 common shares in the Company valued at $3.00 per share. As a result of the share exchange, Walley Communications Consulting Inc. became a wholly owned subsidiary of the Company.

The purchase price allocation has been determined as follows:

Purchase price	$ 75,000
Allocated to:
Current assets acquired	(10,683)
Liabilities assumed	1,463
Goodwill	$ 65,780

Goodwill of $65,780 was valued based on the allocation of the deemed purchase price of the shares of Walley Communications Consulting Inc. over the assets acquired and liabilities assumed.

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts receivable at March 31, 2013 and December 31, 2012 consisted of the following:

	2013	2012
Accounts receivable	$ 1,700	$ 1,700
Less: Allowance for doubtful accounts	(1,700)	(1,700)
	$ -	$ -

The Company recorded bad debt expense of $0 for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

Free office space from its Chief Executive Officer

The Company has been provided office space by its majority stockholder and CEO at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company was incorporated on December 28, 2012, at which time it was authorized to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, both at $0.001 par value.

On December 28, 2012, the Company executed a share exchange with Walley, whereby the Company issued 25,000 common shares for all the outstanding shares of WCC, which resulted in Walley becoming a wholly owned subsidiary of the Company. On the same day, the Company issued an additional 1,891,000 shares for services rendered to the Company and 13,084,000 shares to its founding officers. These shares issued to founders were valued at par $0.001, which resulted in an expense of $13,084. The 1,981,000 shares for services were valued at the market stock price of $3.00, which was determined from the share exchange with Walley. As a result, the Company recorded a stock for services expense of $5,673,000.

F-9

NOTE 7 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that no material subsequent events exist.

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and shareholders of

Gaming Entertainment International, Inc.

Las Vegas, Nevada

I have audited the accompanying consolidated balance sheets of Gaming Entertainment International, Inc. and its subsidiary (the “Company”) as of December 31, 2012 and 2011 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2012 and 2011. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these consolidated financial statements based on our audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2012 and 2011 and the consolidated results of its operations and its cash flows for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 of the accompanying consolidated financial statements, the Company has minimal revenues, has incurred losses since inception and has a negative working capital balance at December 31, 2012, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Patrick Rodgers, CPA, PA

Altamonte Springs, Florida

June 12, 2013

F-11

GAMING ENTERTAINMENT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2011

Assets
Current assets
Cash	$7,791	$662
Accounts receivable (net of allowance for doubtful accounts of
$1,700 in 2012 and 2011)	—	500
Goodwill	65,780
Total current assets	73,571	1,162

Total assets	$73,571	$1,162

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,463	$—
Total current liabilities	1,463	—

Stockholders' equity
Preferred stock(Gaming Entertainment International, Inc.), $0.001 par value;
5,000,000 shares authorized, none issued and outstanding at
December 31, 2012 and December 31 2011, respectively	—	—
Common stock (Walley Communication Consulting, Inc.), $0.01 par value;
100 shares authorized, 100 shares issued and
outstanding at December 31 2011	—	1
Common stock (Gaming Entertainment International, Inc.), $0.001 par value;
20,000,000 shares authorized, 15,000,000 and 15,000,000 shares issued
and outstanding at December 31, 2012	15,000	—
Additional paid-in-capital	4,329,937	10,099
Accumulated deficit	(4,272,829)	(8,938)
Total stockholders' equity	72,108	1,162

Total liabilities and stockholders's equity	$73,571	$1,162

The accompanying notes are an integral part of these financial statements.

F-12

GAMING ENTERTAINMENT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

		Walley Comm.
		Consulting, Inc.
	For the Period	For the Period	Walley Comm.
	Friday, December 28, 2012	Sunday, January 1, 2012	Consulting, Inc. For the Year Ended
	to December 31,	December 27,	December 31,
	2012	2012	2011

Revenues	$—	$105,807	$35,217
Cost of revenues	—	30,718	10,397
Gross profit	—	75,089	24,820

Operating expenses
Consulting	4,255,500	—	2,560
Sell, general, and administrative	13,649	12,322	18,903
Wages and compensation	2,800	54,713	6,400
Total operating expenses	4,271,949	67,035	27,863

Net income from operations	(4,271,949)	8,054	(3,043)

Other income
Interest income	—	4	4
Total other income

Net income before taxes	(4,271,949)	8,058	(3,039)
Tax Provisions	—	—	—

Net income after taxes	$(4,271,949)	$8,058	$(3,039)

Gain per share basic and diluted	$(0.28)

Weighted average shares
outstanding (basic and diluted)	15,000,000

The accompanying notes are an integral part of these financial statements.

F-13

GAMING ENTERTAINMENT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY

	Preferred Stock	Common Stock	Paid-in-	Accumulated	Additional
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance December 27, 2012	—	$—	—	$—	$—	$—	$—

Shares issued per share exchange
agreement	—	—	25,000	25	75,855	(880)	75,000

Shares issued to founders	—	—	13,556,500	13,557	—	—	13,557

Shares issued for services	—	—	1,418,500	1,418	4,254,082	—	4,255,500

Net income for period December 28
to December 31, 2012	—	—	—	—	—	(4,271,949)	(4,271,949)

Balance December 31, 2012	—	$—	15,000,000	$15,000	$4,329,937	$(4,272,829)	$72,108

The accompanying notes are an integral part of these financial statements.

F-14

GAMING ENTERTAINMENT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Walley Comm.	Walley Comm.
		Consulting, Inc.	Consulting, Inc.
	For the Period	For the Period	For the
	Friday, December 28, 2012	Sunday, January 1, 2012	Year Ended
	to December 31,	to December 27,	December 31,
	2012	2012	2011

Cash flows from operating activities
Net income (loss)	$(4,271,949)	$8,058	$(3,039)
Adjustments required to reconcile net income (loss) to cash provided by (used in) operating activities
Shares issued to founders	13,557	—	—
Shares issued for services	4,255,500	—	—
Changes in operating assets and liabilities
Accounts receivable	—	500	1,425
Allowance for doubtful accounts	—	—	1,700
Accounts payable	—	1,463	—
Cash provided by (used in) operating activities	(2,892)	10,021	86

Change in cash	(2,892)	10,021	86
Cash beginning of period	10,683	662	576
Cash end of period	$7,791	$10,683	$662

Supplemental disclosure of cash flow information
Cash paid during the period for
Interest	$—	$—	$—
Franchise and income tax	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

F-15

GAMING ENTERTAINMENT INTERNATIONAL INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Gaming Entertainment International Inc. (the “Company”) was incorporated in the state of Nevada on December 28, 2012 for the purpose of acquiring Walley Communications Consulting, Inc (“Walley”), whereby they could pursue their combined business plan of providing gambling and gaming entertainment services. On December 28, 2012, the Company executed a share exchange agreement with Walley, wherein it issued 25,000 common shares for all of Walley’s outstanding stock. As a result, Walley became a wholly owned subsidiary of the Company. Wally was a privately owned company incorporated under the state laws of Mississippi on July 27, 2006. Walley’s operations include providing services to electrical engineers, electrical contractors, cabling contractors, and end users.

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements give effect to all normal recurring adjustments necessary to present fairly the financial position and results of operations and cash flows of the Company and Walley, its wholly owned subsidiary.

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company's system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) valid transactions are recorded; and (3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented

Principle of Consolidation

The accompanying consolidated financial statements include all of the accounts of Gaming Entertainment International Inc. and Walley Communications Consulting Inc. as of December 31, 2012. The financial statement activity prior to the consolidation and incorporation of the Company on December 28, 2012 are those solely of Walley Communications Consulting Inc. All intercompany balances and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment. Actual results could differ from those estimates.

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Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2012 and 2011, the Company had no cash equivalents.

Fair value of financial instruments

The Company adopted the provisions of FASB ASC 820 (the “Fair Value Topic”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.

The Fair Value Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. It also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

B)	Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

B) Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

C) Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date. An active market for an asset or liability is a market in which transactions for the asset or liability occur with significant frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that are market participants would use in pricing the asset or liability.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable, accrued expenses, and deferred revenue approximate their fair value because of the short maturity of those instruments. The Company’s note payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2012 and December 31, 2011.

The Company had no assets and/or liabilities measured at fair value on a recurring basis for the year ended December 31, 2012 and 2011, respectively, using the market and income approaches

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable related to the products and services sold are recorded at the time revenue is recognized, and are presented on the balance sheet net of allowance for doubtful accounts. The ultimate collection of the receivable may not be known for several months after services have been provided and billed.

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The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, analyses of current and historical cash collections, and the aging of receivables. Delinquent accounts are written-off when the likelihood for collection is remote and/or when the Company believes collection efforts have been fully exhausted and the Company does not intend to devote any additional efforts in an attempt to collect the receivable. The Company adjusts their allowance for doubtful accounts balance on a quarterly basis.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which includes computer equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of December 31, 2012 and 2011.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability, is reasonably assured.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income and Comprehensive Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based

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on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

There were no potentially dilutive shares outstanding as of December 31, 2012 and 2011.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements are issued.

Recently issued accounting pronouncements

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statement, the Company has incurred a deficit of $4,272,829 as of December 31, 2012. The ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations or on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern for the next twelve months.

To meet these objectives, the Company continues to seek other sources of financing in order to support existing operations and expand the range and scope of its business. However, there are no assurances that any such financing can be obtained on acceptable terms and timely manner, if at all.  The failure to obtain the necessary working capital would have a material adverse effect on the business prospects and, depending upon the shortfall, the Company may have to curtail or cease its operations.

The accompanying consolidated financial statements do not include any adjustment to the recorded assets or liabilities that might be necessary should the Company have to curtail operations or be unable to continue in existence.

NOTE 3 – SHARE EXCHANGE AGREEMENT

On December 28, 2012 the Company purchased all of the issued and outstanding common stock of Walley Communications Consulting Inc., a privately held company incorporated under the state laws of Mississippi, for the issuance of 25,000 common shares in the Company valued at $3.00 per share. As a result of the share exchange, Walley Communications Consulting Inc. became a wholly owned subsidiary of the Company.

The purchase price allocation has been determined as follows:

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Purchase price	$ 75,000
Allocated to:
Current assets acquired	(10,683)
Liabilities assumed	1,463
Goodwill	$ 65,780

Goodwill of $65,780 was valued based on the allocation of the deemed purchase price of the shares of Walley Communications Consulting Inc. over the assets acquired and liabilities assumed.

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2012 and 2011 consisted of the following:

	2012	2011
Accounts receivable	$ 1,700	$ 2,200
Less: Allowance for doubtful accounts	(1,700)	(1,700)
	$ -	$ 500

The Company recorded bad debt expense of $0 and $1,700 for the years ended December 31, 2012 and 2011, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

Free office space from its Chief Executive Officer

The Company has been provided office space by its majority stockholder and CEO at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

NOTE 6 – STOCKHOLDERS’ EQUITY

The Company was incorporated on December 28, 2012, at which time it was authorized to issue 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, both at $0.001 par value.

On December 28, 2012, the Company executed a share exchange with Walley, wherein the Company issued 25,000 common shares for all the outstanding shares of Walley, which resulted in Walley becoming a wholly owned subsidiary of the Company. On the same day, the Company issued an additional 1,418,500 shares to consultants for their services rendered to the Company and 13,556,500 shares to its founding officers. The shares issued to the founding officers were valued at par $0.001, which resulted in an expense of $13,557. The 1,418,500 shares to consultants for services rendered to the Company were valued at the market stock price of $3.00, which was determined from the share exchange with Walley. As a result, the Company recorded a stock for services expense of $4,255,500.

NOTE 7 – INCOME TAX

The Company, Gaming Entertainment International Inc., had no taxable events for the year ended December 31, 2012 and 2011. The Company’s operational activities for the years ended December 31, 2012 and 2011 were that of its subsidiary Walley Communications Consulting Inc., which elected to be taxed as an S Corporation wherein the income and losses of the Company flowed through to its shareholders. Therefore, the Company has not recorded an income tax provision for financial statement purposes.

NOTE 8 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855 and has determined that no material subsequent events exist.

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PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration fees	$2,100
Edgarizing fees	$2,500
Transfer agent fees	$1,750
Accounting fees	$15,000
Legal fees	$15,000

Item 14. Indemnification of Directors and Officers

The Company's certificate of incorporation, by-laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees. These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company. The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years. All such securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering, as noted below.

On December 28, 2012 the Company executed a share exchange with WCC whereby the Company issued 25,000 common shares for all the outstanding shares of WCC which resulted in WCC becoming a wholly owned subsidiary of the Company. On the same day, the Company issued an additional 1,418,500 shares for services rendered to the Company and 13,556,500 shares to its founding officers.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

3.1	Certificate of Incorporation
3.2	By-laws
5.1**	Opinion of Counsel on legality of securities being registered
10.1	Share Purchase Agreement
23.1	Consent of Accountants
23.2	Consent of Attorney (as part of Exhibit 5.1

** To be filed

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 13, 2013.

GAMING ENTERTAINMENT INTERNATIONAL, INC

By: /s/ Sylvain Desrosiers Title: President (Principal Executive Officer)

By: /s/ William W. Noll Title: Treasurer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, constituting all of the members of the board of directors, in the capacities and on the dates indicated.

Signatures	Capacity	Date
By: /s/ Sylvain Desrosiers	Title: President (Principal Executive Officer)	June 13, 2013

By: /s/ William W. Noll	Title: Treasurer (Principal Financial Officer)	June 13, 2013

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